Exhibit 2.2

STOCK PURCHASE AGREEMENT

by and among

SILVERBACK ENTERPRISE GROUP, INC.,

SILVERBACK TWO CANADA MERGER CORPORATION

TENROX INC.,

THE STOCKHOLDERS,

NOVACAP II, L.P. and ARAMAZD ISRAILIAN,

as REPRESENTATIVES

FEBRUARY 10, 2012

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Page
10.9 Other Remedies	46
10.10 Governing Law; Jurisdiction	46
10.11 Rules of Construction	46
10.12 Currency	46
10.13 Language Clause	46

-iii-

INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Option Cancellation Agreement

Exhibit B	Form of Employee Agreement

Exhibit C	Form of Proprietary Information Agreement

Exhibit D	Form of Non-Competition Agreement

Exhibit E	Form of Legal Opinion of Counsel to the Company delivered to Buyer

Exhibit F	Disclosure Schedule

Exhibit G	Escrow Agreement

Exhibit H	Form of Lease Agreement

Schedules

Schedule 1.1	Reorganization Memorandum

Schedule 6.3(m)	NWC Methodology and Example

Schedule 6.3(n)	Liens to be Released

Schedule 7.3	R&D Credits and Income Tax Adjustment Methodology

-iv-

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 10, 2012, by and among Silverback Enterprise Group, Inc., a Delaware corporation (“Parent”), Silverback Two Canada Merger Corporation, a Canadian corporation and wholly owned subsidiary of Parent (“Buyer”), Tenrox Inc., a Canadian corporation (the “Company”), those Persons listed on the signature pages attached hereto as the Stockholders (the “Stockholders”) and each of Novacap II, L.P. and Aramazd Israilian as the Representatives. Parent, Buyer, the Company, the Stockholders and the Representatives are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Stockholders own 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, the Stockholders desire to sell the Shares to Buyer and Buyer shall purchase the Shares pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Act” has the meaning set forth in Section 4.2(a).

“Amalgamation” means the amalgamation of RudolfCo and LudwigCo with Tenrox Inc. as of February 9, 2012 to form the Company, the whole as provided in the Reorganization.

“Applicable Laws” means any applicable domestic, federal, provincial, municipal, or foreign law including any statute, subordinate legislation or treaty, regulation, by-law, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Entity having the force of law.

“Arbitrator” has the meaning set forth in Section 2.7(b).

“Basket Amount” has the meaning set forth in Section 8.3(c).

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Buyer is closed for business or banking institutions located in Montreal, Canada are authorized or obligated by law or executive order to close.

“Business Intellectual Property” has the meaning set forth in Section 4.18.

“Business Registered Intellectual Property” has the meaning set forth in Section 4.17(b).

“CDAE” means “development of e-business tax credits” as defined in the Quebec Income Tax Act and claimed by the Company in accordance with the procedures set forth in Sections 7.2 and 7.3.

“Certified Capitalization Table” has the meaning set forth in Section 4.2(a).

“Charter Documents” has the meaning set forth in Section 4.1(d).

“Claim Notice” has the meaning set forth in Section 8.5.

“Claims” has the meaning set forth in Section 4.22.

“Closing Amount” has the meaning set forth in Section 2.2(b)(i).

“Closing Balance Sheet” has the meaning set forth in Section 2.7(a).

“Closing” has the meaning set forth in Section 2.5.

“Closing Balance Sheet” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.5.

“Closing NWC” has the meaning set forth in Section 2.7(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Permits” has the meaning set forth in Section 4.5(b).

“Company’s 2005 USA” means the shareholder agreement of the Company dated October 5, 2005.

“Company’s Auditors” means Raymond Chabot Grant Thornton.

“Company Stock Right” shall mean any subscription, option, warrant, purchase rights equity securities, or similar ownership interest call, right (including preemptive rights), commitment or agreement of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell or cause to be issued, delivered or sold any shares of capital stock, or similar ownership interests of the Company or obligating the Company to grant or enter into any of the foregoing arrangements or agreements.

“Contaminant” shall mean a solid, liquid or gaseous matter, a microorganism, a sound, a vibration, rays, heat, an odour, a radiation or a combination of any of them, howsoever occurring, which alters or may alter the quality of the environment in any way, or which has or could reasonably be expected to have a adverse effect on property or human (or other living species) health, safety, comfort or welfare and includes any type of “contaminant”, “pollutant”, “hazardous substance”, “toxic substance”, “deleterious substances”, “hazardous material”, “residual material” or “waste” which, in any and all cases, is regulated by any Environmental Law, as well as, for greater certainty and without limitation, asbestos, chlorinated biphenyls, ozone-depleting substances, radioactive substances, petroleum and other hydrocarbons and their derivatives, moulds, fungi and mildew.

“Contract” has the meaning set forth in Section 4.19.

“Copyrights” has the meaning set forth in Section 4.18.

“Current Balance Sheet” has the meaning set forth in Section 4.6.

“DBC Loan and Hypothec” means the loan granted by the Development Bank of Canada on under a financing offer dated July 9, 2003 to the Company secured by hypothec on the Laval Property executed on August 20, 2003 and registered at the Registry Office for Registration Division of Laval under number 10 659 863.

“Developers” has the meaning set forth in Section 4.18(d).

“Disclosure Schedule” has the meaning set forth in Article III.

“Domain Names” has the meaning set forth in Section 4.18.

“Employee” has the meaning set forth in Section 4.12(a).

“Employee Agreement” has the meaning set forth in Section 6.3(d).

“Employment Claims” has the meaning set forth in Section 4.11(b).

“Enforceability Limitations” shall have the meaning set forth in Section 3.2.

“Environmental Laws” has the meaning set forth in Section 4.23.

“Escrow Agent” has the meaning set forth in Section 8.4(a).

“Escrow Agreement” has the meaning set forth in Section 8.4(a).

“Escrow Amount” has the meaning set forth in Section 2.2(b)(ii).

“Escrow Disbursement” has the meaning set forth in Section 8.4(b).

“Escrow Fund” has the meaning set forth in Section 8.4(a).

“Escrow Period” has the meaning set forth in Section 8.4(b).

“Filing Party” has the meaning set forth in Section 7.2(b).

“Final Adjustment Amount” has the meaning set forth in Sectiion 2.6(c).

“Financial Statements” has the meaning set forth in Section 4.6.

“Founders Representative” has the meaning set forth in Section 8.6(a).

“GAAP” shall mean generally accepted accounting principles in Canada as published in the handbook of the Canadian Institute of Chartered Accountants, applied on a consistent basis with past practices.

“Governmental Entity shall mean any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign.

“Income Tax Act” means the Income Tax Act, R.S.C. 1985, 5th Supplement and the regulations thereunder.

“Income Tax Adjustment” means the total net amount of the tax refunds or actual reduction in Taxes realized by the Company after taking into account all correlative adjustments and Tax increases or decreases relating to such amendments, including Tax increases or decreases in taxable periods ending after the Closing Date (with any reduction in Tax attributes being treated as a Tax increase) resulting from the amendments to the income Tax Returns of the Company for the taxation years ended December 31, 2007, December 31, 2008 and December 31, 2009, as determined under the procedures set forth in Sections7.2 and 7.3 of this Agreement.

“Indebtedness” means, as of any date, the amount equal to the sum (without double-counting) of the following obligations (whether or not then due and payable), to the extent they are of the Company or its Subsidiaries or guaranteed by the Company or its Subsidiaries, including through the grant of a security interest upon the assets of the Company: (a) all liabilities for borrowed money, whether current or long term, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and any interest, premium, fees, penalties unpaid and owing with respect to the foregoing liabilities; (b) all liabilities for the deferred purchase price of property; (c) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, other than those capital leases with Dell not to exceed CND$250,000 in the aggregate; (d) any prepayment penalties or acceleration payments, in each case under this clause (d) with respect to Indebtedness outstanding as of the Closing; (e) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement with respect to any liabilities described in clause (a) or (b) above; (f) any negative cash or overdraft balances; and (g) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clause (a) or (b) above, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.

“Indemnified Parties” has the meaning set forth in Section 8.2.

“Indemnifying Parties” has the meaning set forth in Section 8.2.

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” has the meaning set forth in Section 4.18.

“IP Contracts” has the meaning set forth in Section 4.18(e).

“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of Rudolf Melik and Aramazd Israilian after due and diligent internal inquiry.

“Laval Deeds of Acquisition” means the deeds of acquisition by the Company from the City of Laval of the Laval Property on July 10, 2000 and June 11, 2008 and registered at the Registry Office for Registration Division of Laval under numbers 991722 and 15 305 261.

“Laval Property” means the land and building located on lots 2234255 and 3935507 of the Cadastre du Québec, Registration Division of Laval with the building erected thereon bearing civic address of 600 Armand-Frappier, Laval, Québec.

“Lease Agreement” has the meaning set forth in Section 6.2(c).

“Lien” shall mean any hypothec, lien, pledge, charge, claim, mortgage, security interest or claims resulting therefrom.

“Loss” or “Losses” has the meaning set forth in Section 8.2.

“LudwigCo” means 6991963 Canada Inc., which entity was amalgamated with Tenrox Inc. as part of the Reorganization.

“Mask Works” has the meaning set forth in Section 4.18.

“Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the respective business, assets (whether tangible or intangible), financial condition, prospects, operations or capitalization of the Company or its Subsidiaries; to the exception of any change, event or effect affecting the market, geographical area or industry in general, provided that such change, event or effect does not impact the Company in a disproportionate manner relative to similarly situated companies in the Company’s market, geographical area or industry. Other than in connection with fraud or intentional misrepresentation, in order for a change, event or effect to be considered as being expected to result in a Material Adverse Effect, its consequences shall materialize in the 12-month period following the Closing Date.

“Material Obligation” has the meaning set forth in Section 4.4(a).

“Most Recent Period End” has the meaning set forth in Section 4.6.

“Most Recent Year End” has the meaning set forth in Section 4.6.

“Net Working Capital” means, as of a particular date, an amount equal to the sum of (a) all current assets other than cash (including accounts receivable arising in the ordinary course of business and not subject to any dispute, valid set-off or counterclaim and reflected properly according to GAAP in the Financial Statements) of the Company as of such date, plus pre-paid expenses, minus the sum of (b) all accounts payable, plus all current liabilities (including any Pre-Closing Taxes constituting a current liability and calculated without regard to the R&D Credits or Income Tax Adjustment, and including any un-accrued 2011 management bonuses but excluding deferred revenues), plus any payments (including severance, golden parachute, employer payroll Taxes and any other payments) made or to be made in respect of any Company service provider in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, plus all Company Indebtedness not reflected in the foregoing; provided, however, that “Net Working Capital” shall not include any liabilities that are reflected in the Company’s estimated Transaction Expenses; the whole subject to and calculated using the same methodology used to calculate the example attached hereto at Schedule 6.3(m).

“Newco” means 8032343 Canada Inc.

“Officer’s Certificate” has the meaning set forth in Section 8.5(b)(i).

“Option Cost” means all excess statutory employer contributions incurred by the Company in relation to the cancellation of stock options as part of the Reorganization.

“Patents” has the meaning set forth in Section 4.18.

“Paying Party” has the meaning set forth in Section 7.2(b).

“Permitted Liens” has the meaning set forth in Section 4.15.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” or “Plans” has the meaning set forth in Section 14.12(a).

“Post Closing Tax Period” means the taxation period of the Company and each Subsidiary that is deemed pursuant to subsection 249(4) of the Income Tax Act to commence at the time the Buyer acquires control of the Company and each subsequent taxation period.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.2(b).

“Pre-Closing Taxes” has the meaning set forth in Section 7.2(b).

“Preliminary Adjustment Amount” has the meaning set forth in Section 2.1(b).

“Pro Rata Portion” means, as of any date, in respect of any payment to be made hereunder to or by the Stockholders, the portion of such payment which is obtained by multiplying such aggregate payment by the percentage set forth opposite such Stockholder’s name on the Certified Capitalization Table, provided however that (a) Rudolf Melik, Nouchig Sarafian and Rudolf Melik Family Trust are joint and several hereunder and that therefore their Pro Rata Portion is expressed on a collective basis in the Certified Capitalization Table and (b) Ludwig Melik and Ludwig Melik Trust are joint and several hereunder and that therefore their Pro Rata Portion is expressed on a collective basis in the Certified Capitalization Table.

“Property Taxes” has the meaning set forth in Section 7.2(b).

“PTO” has the meaning set forth in Section 4.18(a).

“Public Software” has the meaning set forth in Section 4.18(j).

“Purchase Price” shall mean an amount equal to the sum of CDN$15,600,000, the R&D Credits and the Income Tax Adjustment.

“Purchase Price Adjustment” has the meaning set forth in Section 2.7(d).

“R&D Credits” means “investment tax credits” (as defined in the Income Tax Act) and CDAE claimed by the Company in accordance with the procedures set forth in Sections 7.2 and 7.3 of this Agreement in respect of the “SR&ED qualified expenditure pool” (as defined in the Income Tax Act) and any provincial equivalent or similar Tax credits claimed in respect of Scientific Research and Experimental Development expenditure of the Company, all for taxation years ending on or before Closing. R&D Credits shall be calculated net of any Tax increases (including Tax increases in taxable periods ending after the Closing Date) related to the claim or receipt of such credits (with any reduction in Tax attributes being treated as a Tax increase). For the avoidance of doubt, R&D Credits shall be reduced by the amount of any increases in Taxes of the Company resulting from the reduction of allowable deductions (including depreciation or amortization) in taxable periods ending after the Closing Date on account of R&D Credits. The methodology used to calculate R&D Credits is set forth on Schedule 7.3.

“Registered Intellectual Property” has the meaning set forth in Section 4.18(a).

“Registration Rights Agreement” means the registration rights agreement signed on October 5, 2005 by the Company, Novacap II, L.P. and certain other Stockholders.

“Related Agreements” shall mean the Employee Agreements, the Escrow Agreement and all other agreements and certificates entered into by the Company, the Stockholders, the Representatives or the Buyer in connection with the transactions contemplated herein.

“Released Claims” has the meaning set forth in Section 7.4.

“Released Parties” has the meaning set forth in Section 7.4.

“Releasing Party” has the meaning set forth in Section 7.4.

“Reorganization” means the reorganization set out in the Memorandum dated February 9, 2012 issued by Deloitte, a copy of which is attached hereto as Schedule 1.1.

“Representatives” has the meaning set forth in Section 8.6(b).

“RudolfCo” means 6991947 Canada Inc., which entity was amalgamated with Tenrox Inc. as part of the Reorganization.

“Source Code” has the meaning set forth in Section 4.18(i).

“Statement of Expenses” has the meaning set forth in Section 2.4.

“Straddle Period” has the meaning set forth in Section 7.2(b).

“Subsidiary” has the meaning set forth in Section 4.1(a).

“Survival Date” has the meaning set forth in Section 8.1.

“Tax” or “Taxes” has the meaning set out in Section 4.16(a).

“Tax Lien” has the meaning set forth in Section 4.16(b)(xii).

“Tax Returns” means any return, report, information return, designation, declaration, schedule, election, form or other document (including schedules or any related or supporting information and whether intangible or intangible form) prepared or filed or required to be prepared or filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax and any amendment thereof.

“Tenrox UK” means Tenrox Ltd., one of the Company’s Subsidiaries.

“Tenrox USA” means Tenrox, Inc., one of the Company’s Subsidiaries.

“Term Sheet” shall mean that certain letter of intent between Buyer and the Company dated October 19, 2011.

“Termination” has the meaning set forth in Section 4.18(f).

“Trade Secrets” has the meaning set forth in Section 4.18.

“Trademarks” has the meaning set forth in Section 4.18.

“Transaction Expenses” has the meaning set forth in Section 2.4.

ARTICLE II

PURCHASE AND SALE OF STOCK

2.1 Pre-Closing Adjustment.

(a) The Purchase Price has been determined on the basis that the Company should have cash of at least CDN$2,000,000 on the Closing Date and that Net Working Capital and Option Cost are taken into account as set forth in Section 2.1(ii) and Section 2.1(iii).

(b) The Company has prepared and delivered to the Buyer at least five (5) Business Days prior to the Closing Date, the Company’s most recent financial information in respect of the cash, Option Cost and items included in the Net Working Capital, on the basis of which the Buyer and the Stockholders have estimated jointly the cash, Net Working Capital and Option Cost as of January 31, 2012. On such basis, the parties have agreed to make a preliminary adjustment to the Purchase Price, as follows:

(i) If the estimated cash as of January 31, 2012 is less than $2,000,000, then the Purchase Price shall be reduced by an amount equal to the shortage; while if the estimated cash as of January 31, 2012 is higher than $2,000,000, then the Purchase Price shall be increased by an amount equal to the excess;

(ii) If the estimated Net Working Capital as of January 31, 2012 is less than $450,000, then the Purchase Price shall be increased by an amount equal to 50% of the estimated Net Working Capital up to a maximum of $225,000; while if the estimated Net Working Capital exceeds $450,000 as of January 31, 2012, then the Purchase Price shall be increased by an amount equal to $225,000 plus the excess portion of the estimated Net Working Capital over $450,000;

(iii) The Purchase Price shall be increased by the amount of the estimated Option Cost;

The net amount of the foregoing adjustments being referred to as the “Preliminary Adjustment Amount”.

2.2 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement:

(a) Each Stockholder hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases from each Stockholder, the Shares owned by such Stockholder as set forth in the Certified Capitalization Table (as defined below).

(b) Buyer shall pay the Purchase Price for the purchase of all outstanding Shares, as follows and subject to adjustment pursuant to Section 2.6:

(i) Pursuant to the pre-Closing adjustment set forth at Section 2.1(b), on the Closing Date, an amount of CDN$13,793,608.80 (the “Closing Amount”), shall be payable in immediately available funds by wire transfer to the Stockholders in the amounts set forth on the Certified Capitalization Table under the heading “Closing Amount”. The Stockholders will deliver a payment direction such that the Closing Amount is paid to “Heenan Blaikie in-trust” at the wire coordinates indicated at Section 2.6(d);

(ii) On the Closing Date, an amount of CDN$1,532,623.20 (the “Escrow Amount”) shall be deposited in the Escrow Fund to be held and disbursed pursuant to Section 8.4;

(iii) an amount equal to the R&D Credits actually received by the Company, and/or used by the Company to offset and/or reduce its Taxes, shall be payable to the Stockholders, subject to Section 7.3 below;

(iv) an amount equal to the Income Tax Adjustment actually received by the Company, and/or used by the Company to offset and/or reduce its Taxes, shall be payable to the Stockholders, subject to Section 7.3 below.

(c) The parties hereby agree that in the determination of the Purchase Price, the following value was attributed to Tenrox USA and Tenrox UK: together combined are estimated to be valued at less than 3% of the Purchase Price (for a total of $443,781.12).

It being acknowledged and agreed that such amounts are fixed and shall not be modified notwithstanding any Purchase Price Adjustment.

2.3 Company Stock Rights. Buyer shall not assume any Company Stock Rights. If not exercised or otherwise terminated on or prior to the Closing Date, at the Closing, each outstanding and unexercised Company Stock Right shall be cancelled in exchange for the right of the Optionholders to receive payment in the amounts set forth on the Certified Capitalization Table under the heading “Closing Amount”. Concurrent with the execution and delivery of this Agreement and as a material inducement to Buyer to enter into this Agreement, each Optionholder agrees to execute an Option Cancellation Agreement.

2.4 Transaction Expenses. All fees and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the Term Sheet, this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and including any payments requested or required to be made to third parties in connection with obtaining any consent to the assignment of a Contract required to be assigned in connection with the transactions contemplated hereby (collectively, “Transaction Expenses”), shall be the obligation of the respective party incurring such fees and expenses. At the Closing, the Company shall provide Buyer with a statement of estimated Transaction Expenses showing detail of both the paid and unpaid Transaction Expenses incurred by the Company as of the Closing

Date in form reasonably satisfactory to Buyer (the “Statement of Expenses”) and the Statement of Expenses shall be certified as true and correct in form acceptable to Buyer as of the Closing Date by an authorized officer of the Company on behalf of the Company. The Statement of Expenses will reflect all Transaction Expenses incurred or expected to be incurred by the Company as a result of the negotiation and effectuation of the Term Sheet, this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

2.5 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”) at the Montreal offices of Heenan Blaikie LLP or electronically via the exchange of documents. Immediately following the Closing, the Company shall be a wholly-owned subsidiary of Buyer.

2.6 Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, the Buyer cause to be prepared and delivered to the Stockholders an audited consolidated balance sheet of the Company (the “Closing Balance Sheet”) as of the close of business on January 31, 2012, prepared by the Company’s Auditors in accordance with GAAP, as well as a calculation of the cash, Net Working Capital and Option Cost as of January 31, 2012 based on the Closing Balance Sheet (the “Closing Statement”). Each of the Buyer, Parent and their auditors and the Representatives and their auditors shall have access to the working files and papers of the Company’s Auditors relating to the preparation of the Closing Balance Sheet. The fees and costs of the Company’s Auditors relating to the preparation and finalization of the Closing Balance Sheet and Closing Statement shall be provisioned in the Closing Balance Sheet.

(b) If either the Representatives give written notice to the Buyer that they dispute the Closing Balance Sheet or the Closing Statement or Buyer gives notice to the Representatives that they dispute the Closing Balance Sheet or the Closing Statement, each within thirty (30) days after the Closing Balance Sheet and Closing Statement are given to the Representatives and the parties cannot reach an agreement on the Closing Balance Sheet and Closing Statement within ten (10) Business Days after such notice of dispute is given, the dispute will be referred within ten (10) Business Days of the expiry of such ten (10) Business Days period by Buyer and the Representatives, or either of them, for determination by KPMG (the “Arbitrator”). The parties shall be allowed to make verbal and/or written representations to the Arbitrator. The determination by such Arbitrator will be made within thirty (30) days of such referral and will be final and binding on Buyer and the Stockholders. The costs of the Arbitrator will be borne between the Stockholders, on one part (pro rata for each Stockholder), and the Buyer, one the other part, in relation to the proportion of the amount lost by each party between their initial contentions and the decision of the Arbitrator. If the Representatives fail to give written notice in the time provided for in this Section 2.6(b), the Closing Balance Sheet and Closing Statement shall be deemed to be accepted.

(c) The parties hereby agree that on the basis of the Closing Balance Sheet and Closing Statement, as finally determined by the parties or the Arbitrator (as the case may be ) pursuant to Section 2.6(b) above :

(i) If the cash at Closing is less than $2,000,000, then the Purchase Price shall be reduced by an amount equal to the shortage; while if the cash at Closing is higher than $2,000,000, then the Purchase Price shall be increased by an amount equal to the excess;

(ii) If the Net Working Capital at Closing is less than $450,000, then the Purchase Price shall be increased by an amount equal to 50% of the Net Working Capital up to a maximum of $225,000; while if the Net Working Capital exceeds $450,000, then the Purchase Price shall be increased by an amount equal to $225,000 plus the excess portion of the Net Working Capital over $450,000;

(iii) The Purchase Price shall be increased by the amount of the Option Costs;

The net amount of the foregoing adjustments being referred to as the “Final Adjustment Amount” .

(d) Subject to the resolution of all disputes in accordance with the foregoing, if the Final Adjustment Amount is higher than the Preliminary Adjustment Amount, the Buyer shall pay the amount of the difference to the Stockholders; while if the Final Adjustment Amount is lower than the Preliminary Adjustment Amount, then the Stockholders shall pay the amount of the difference to the Buyer (such payment by Buyer or Stockholders, as applicable, is referred to as the “Purchase Price Adjustment”). Any Purchase Price Adjustment owed by the Stockholders shall be paid in cash by the Stockholders, pro rata (and on a several basis), to the Buyer within ten (10) Business Days of the final determination of the Closing Balance Sheet and Closing Statement. In the event that a Stockholder does not pay its Pro Rata Portion of such Purchase Price Adjustment within said ten (10) Business Days delay, Buyer, in its sole discretion, shall be entitled to recover such portion of the Purchase Price Adjustment from such Stockholder’s Pro Rata Portion of the Escrow Fund (but only up to a maximum corresponding to the Stockholder’s Pro Rata Portion of the Escrow Fund); provided, however, that in the event of such recovery from the Escrow Fund, the Stockholder shall be required to deposit such Stockholder’s Pro Rata Portion of the Purchase Price Adjustment with the Escrow Agent and all such payments shall become part of the Escrow Fund, subject to the same terms and conditions as the initial Escrow Amount. Any Purchase Price Adjustment owed by Buyer shall be paid in cash by Buyer to the Stockholders by wire transfer of the whole amount to “Heenan Blaikie in Trust”, using the wire coordinates indicated at Section 2.6(d) of the Disclosure Schedule within ten (10) Business Days of the final determination of the Closing Balance Sheet and Closing Statement.

ARTICLE III

INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Subject to such exceptions as are specifically disclosed in the Disclosure Schedule dated as of the date hereof and attached hereto as Exhibit F delivered by the Company to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”), each Stockholder hereby represents and warrants to Buyer (as to itself only and on a several basis) that the following statements are true and correct (provided that the representations and warranties of Section 3.6 are only given by Rudolf Melik and Rudolf Melik Family Trust, and the representations and warranties of Section 3.7 are only given by by Ludwig Melik and Ludwig Melik Family Trust):

3.1 Title to Shares. Each Stockholder is the beneficial and record owner of all of the Shares and Company Stock Rights indicated in respect of its name in the Certified Capitalization Table, free and clear of all Liens (other than restrictions on transfer under applicable securities laws), and have not sold, assigned, transferred, or granted any proxy, in whole or in part, to any such Shares. The information set forth on the Certified Capitalization Table is complete and correct in respect of such Stockholder. Each Stockholder represents and warrants to the Buyer that, except for the Shares listed opposite its name on the Certified Capitalization Table, he has no rights to any equity interests in the Company or any Subsidiary, including any Company Stock Rights. With respect to such Shares held by each Stockholder, each Stockholder represents and warrants to the Buyer that such Shares were duly and validly issued in accordance with all applicable laws, rules and regulations.

3.2 Authority. Each Stockholder has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which a Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Stockholder and no further action is required on the part of such Stockholder to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Stockholder is a party have been duly executed and delivered by such Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Stockholder, as applicable, enforceable against it in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, reorganization, insolvency, moratorium or other laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Limitations”).

3.3 No Conflict. The execution and delivery of this Agreement and the Related Agreements, and the consummation by the Stockholder of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of any of the charter documents of the Stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or (iii) result in any material breach of or constitute a material default (or an event that with or without notice or lapse of time or both would be reasonably likely to become a default) under any agreement, understanding, instrument, contract, proposed transaction, transaction, mortgage, hypothec, permit, franchise, judgment, order, writ, decree or other obligation to which the Stockholder is a party or to which any of its material assets are bound or affected.

3.4 Frauds. No Stockholder has identified or been made aware of any fraud in relation with the Company or any of its Subsidiary, whether or not material, that involves the Company’s or any Subsidiary’s management, the Stockholders or other current or former employees, officers, directors, managers, consultants, members or stockholders of the Company or any Subsidiary who have a role in the preparation of financial statements or the internal accounting controls, if any, utilized by the Company and the Subsidiaries, or any claim or allegation regarding any of the foregoing.

3.5 Canadian Residency. Each Stockholder is a resident of Canada for purposes of the Income Tax Act.

3.6 Individual Representations on RudolfCo. Rudolf Melik and Rudolf Melik Family Trust make the following representations and warranties in respect of RudolfCo: since its incorporation and until the Amalgamation, RudolfCo (a) had the sole activity and purposes of the ownership of shares in the capital of Tenrox Inc. and LudwigCo, (b) had no debts or liabilities and reported no income, and (c) had no employees.

3.7 Individual Representations on LudwigCo. Ludwig Melik and Ludwig Melik Family Trust make the following representations and warranties in respect of LudwigCo: since its incorporation and until the Amalgamation, LudwigCo (a) had the sole activity and purposes of the ownership of shares in the capital of Tenrox Inc., (b) had no debts or liabilities and reported no income, and (c) had no employees.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND EACH OF THE STOCKHOLDERS

Subject to such exceptions as are specifically disclosed in the Disclosure Schedule, the Company and each of the Stockholders hereby represent and warrant to Buyer, on a several basis, that the following statements are true and correct with respect to the Company and each Subsidiary of the Company (Buyer acknowledging that the only representations and warranties made or given by the Company and the Stockholders in favour of Buyer are those contained in Article III and Article IV hereof).

The parties agree and acknowledge however that notwithstanding any provision to the contrary, any representation or warranty included in this Article IV which clearly results from or applies to RudolfCo and/or LudwigCo, as predecessors of the Company pursuant to the Amalgamation, shall only be made and given by Rudolf Melik and Rudolf Melik Family Trust (as to RudolfCo) and by Ludwig Melik and Ludwig Melik Family Trust (as to LudwigCo), and that any indemnification relating thereto shall be subject to Section 8.5(a).

4.1 Organization and Qualification; Subsidiaries.

(a) The Company is duly organized, validly existing and in good standing under the laws of Canada and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Section 4.1(a) of the Disclosure Schedule lists each subsidiary of the Company (each a “Subsidiary”) and specifies the state or jurisdiction in which it was incorporated or formed. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or formed and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) The Company and each Subsidiary is duly qualified or licensed to do business and/or to hold property in its name and is in good standing (with respect to jurisdictions which recognize such concept), under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities requires such qualification or licensing except for such jurisdictions in which the failure to be so qualified or licensed to do business and/or to hold property in its name or be in good standing could not reasonably be expected to result in a Material Adverse Effect. Section 4.1(b) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company and each Subsidiary is registered or qualified to do business as a foreign corporation.

(c) Other than the Subsidiaries and as disclosed on the Disclosure Schedule, there is no other corporation, partnership, joint venture, limited liability company, professional association or other business enterprise that the Company otherwise directly or indirectly owns any equity or otherwise controls. Neither the Company nor any Subsidiary has agreed to make, or is obligated to make, or is bound by, any written or oral agreement, contract, understanding, negotiable instrument, commitment or undertaking of any nature, in effect as of the date of this Agreement under which it is or may become obligated to make any future investment in or capital contribution to any other entity.

(d) The Company has previously furnished to Buyer a complete and correct copy of the Articles and Bylaws of the Company and of the certificate of incorporation, bylaws or other charter documents of each Subsidiary, each as amended and in effect as of the date of this Agreement (collectively, the “Charter Documents”). Such Charter Documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of any of the Charter Documents, except for a violation which does not have, or could not reasonably be expected to result in, a Material Adverse Effect.

4.2 Capitalization.

(a) As of the date of this Agreement, the entire authorized and outstanding capitalization of the Company and each Subsidiary is set forth on Section 4.2(a) of the Disclosure Schedule (the “Certified Capitalization Table”), which shall separately list, as of the Closing, (a) all Stockholders and their respective addresses, the number of shares of each class or series of Shares held by such persons, the certificate number representing such Shares, the date of acquisition of such shares, each Stockholder’s Pro Rata Portion of each of the Closing Amount and the Escrow Amount and Pro Rata Portion of any post Closing payments (reflected as a percentage) and (b) all holders of Company Stock Rights and their respective addresses, the number of shares of each class or series of Shares issuable upon the exercise of such Company Stock Rights held by such persons, the date of grant, vesting commencement date and vesting schedule of such Company Stock Rights held by such persons, any rights to acceleration of such Company Stock Rights, the exercise price of such Company Stock Rights, and each holder of Company Stock Rights’ Pro Rata Portion of each of the Closing Amount and the Escrow Amount, if any, and Pro Rata Portion of any post Closing payments (reflected as a percentage). Such Shares and Company Stock Rights have been duly authorized, are validly issued, fully paid and nonassessable and were issued in accordance with the provisions of the Canada Business Corporations Act, as amended (the “Act”), and any relevant securities laws, or pursuant to valid exemptions therefrom, and the applicable Charter Documents, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, registration right, subscription right, or any contract to which the Company or any Subsidiary is a party or otherwise bound. The Shares are held beneficially and of record as set forth on the Certified Capitalization Table. There are no outstanding Shares or Company Stock Rights except as set forth in the Certified Capitalization Table.

(b) As of the date of this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan, shareholder agreement or other agreement currently in effect to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound with respect to any equity security of any class of any Subsidiary.

(c) There are no declared or accrued but unpaid dividends with respect to any Shares. All outstanding Shares have been issued in compliance with all applicable federal, provincial, state, foreign, or local statutes, laws, rules, or regulations, including securities laws, and transferred (in the case of Shares hold by a Person who is not the initial subscriber), as the case may be, in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents.

4.3 Authority Relative to the Agreement and Related Agreements.

(a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the transactions contemplated hereby have been unanimously approved by the board of directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, as applicable, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Limitations.

4.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby by the Company will not, (i) materially conflict with or materially violate any provision of any of the Charter Documents, (ii) materially conflict with or materially violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which they or any of their properties or assets are bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with or without notice or lapse of time or both would be reasonably likely to become a material default) under, or impair the Company’s or any Subsidiary’s rights or alter the rights or obligations of any third party against or to the Company or any Subsidiary under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any of the material assets of the Company or any Subsidiary, pursuant to any agreement, understanding, instrument, contract, proposed transaction, mortgage, hypothec, permit, franchise, judgment, order, writ, decree or other obligation to which the Company or any Subsidiary or any of their material assets are bound or affected (each, a “Material Obligation”).

(b) The execution and delivery of this Agreement and the Related Agreements by the Company do not, and the consummation of the transactions by the Company contemplated hereby and thereby shall not, require the Company or any Subsidiary to obtain or make, at or prior to the date of this Agreement, any consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity, or third party, except for the consents and authorizations set forth on Section 4.4(c) of the Disclosure Schedule.

(c) Section 4.4(c) of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the transactions contemplated by this Agreement, or for any such Contract to remain in full force and effect without limitation, modification or alteration in connection with the transactions contemplated by this Agreement. The completion of the transactions contemplated by this Agreement does not create an obligation for the Company or a Subsidiary to pay an amount or grant a consideration to a third party.

4.5 Legal Compliance; Permits.

(a) Neither the Company nor any Subsidiary is or has ever been in default or violation of, any (i) Applicable Law which default or violation does have, or could reasonably be expected to result in, a Material Adverse Effect. No charge, complaint, claim, demand, notice, inquiry, investigation, action, suit, proceeding, hearing, review, judgment, order or decree by any Governmental Entity, which, if determined adversely to the Company or any Subsidiary, would have, or could reasonably be expected to result in, a Material Adverse Effect, is pending or, to the Knowledge of the Company, is being threatened against the Company or any Subsidiary or any of their properties or assets, nor has any Governmental Entity indicated in writing to the Company, or to the Knowledge of the Company, otherwise indicated any intention to conduct the same.

(b) The Company and the Subsidiaries hold all franchises, grants, authorizations, certificates of authorization, permits, licenses, variances, exemptions, easements, consents, certifications, orders and approvals from Governmental Entities which are necessary to the operation of the Company and the Subsidiaries (collectively, the “Company Permits”) as now operated, except if the absence of such Company Permit does not have, or could not reasonably be expected to result in, a Material Adverse Effect, and the Company and the Subsidiaries are in material compliance with the terms of the Company Permits, which are set out in Section 4.5 of the Disclosure Schedule.

4.6 Financial Statements. Section 4.6 of the Disclosure Schedule includes a true and complete copy of (i) the Company’s audited consolidated balance sheets and statements of income of the Company and the Subsidiaries and cash flows of the Company and the Subsidiaries as of and for the years ended December 31, 2009 and December 31, 2010 (the “Most Recent Year End”), and the unaudited consolidated balance sheets and statements of income as of and for the eleven month period ended November 30, 2011 (the “Most Recent Period End”) (collectively, the “Financial Statements”). The unaudited consolidated balance sheet of the Company as of the Most Recent Period End is referred to hereinafter as the “Current Balance Sheet.” The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby in accordance with GAAP. The Financial Statements present fairly the consolidated financial condition and the consolidated results of operations of the Company and the Subsidiaries as of such respective dates and for such respective periods covered thereby. The books of account of the Company and the Subsidiaries reflect, in all material respects, as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of the Company and the Subsidiaries required to be reflected therein.

4.7 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any material liabilities (absolute, accrued, contingent or otherwise) except (a) liabilities disclosed in the Financial Statements (or in the related notes) or the Disclosure Schedule hereto or (b) liabilities incurred in the ordinary course of business consistent with past practice since the Most Recent Period End and on or prior to the date of this Agreement that (i) are not individually in excess of $50,000 and (ii) would not have, or could not reasonably be expected to result in, a Material Adverse Effect on the Company or the Subsidiaries.

4.8 Frauds. Neither the Company, the Subsidiaries, nor, to the Company’s Knowledge, any Stockholder or current officer or director of the Company or any Subsidiary has identified or been made aware of any fraud in relation with the Company or any of its Subsidiary, whether or not material, that involves the Company’s or any Subsidiary’s management, the Stockholders or other current or former employees, officers, directors, managers, consultants, members or stockholders of the Company or any Subsidiary who have a role in the preparation of financial statements or the internal accounting controls, if any, utilized by the Company and the Subsidiaries, or any claim or allegation regarding any of the foregoing.

4.9 Absence of Certain Changes or Events. There has not been a Material Adverse Effect since the Most Recent Year End. Except as set forth in the Disclosure Schedule, since June 30, 2011:

(a) there has not been any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any Shares or any other equity interest of the Company or any Subsidiary, any purchase, redemption or other acquisition of any Shares or any other equity interest of the Company or any Subsidiary, or any options, warrants, calls or rights to acquire any Shares or any other equity interest of the Company or any Subsidiary;

(b) there has been no change made or authorized to any of the Charter Documents;

(c) there has not been any split, combination or reclassification of the Shares or any other equity interest of the Company or any Subsidiary;

(d) except as expressly contemplated by this Agreement or the Related Agreements, there has not been any increase in compensation or fringe benefits or any change in employment terms or any payment of any bonus or any granting of any increase in severance or termination pay or any entry into any employment, severance, termination or indemnification agreement or any agreement, the benefits of which would be contingent or the terms of which would be altered upon the consummation of the transactions contemplated by this Agreement and the Related Agreements;

(e) there has not been any material change in the accounting methods, principles or practices, except as required by concurrent changes in GAAP, nor have there been any Tax (as defined below) elections made or changed, Tax accounting methods adopted or changed, closing agreements in respect of Taxes entered into, Tax claims or assessments settled or compromised, or limitations periods applicable to any Tax claim or assessment extended or waived;

(f) there has not been any revaluation of any assets or properties, including, without limitation, writing off of notes or accounts receivable, other than in the normal course of business;

(g) except for the transfer of the Laval Property, there has not been any sale, lease, transfer, or assignment of any assets or properties, tangible or intangible, including any Business Intellectual Property (defined below), except in the ordinary course of Business;

(h) except for the transfer of the Laval Property, neither the Company nor any Subsidiary has entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment or extended or modified the terms of any such agreement, contract, lease or commitment, in each case other than a customer contract entered into in the ordinary course of business, which (i) involves the payment of greater than Fifty Thousand Dollars ($50,000) per annum or which extends such agreement, contract, lease or commitment for more than one (1) year, (ii) involves any payment or obligation to any affiliate of the Company or any Subsidiary, (iii) involves the sale of any assets outside the ordinary course of business or (iv) involves any license or other agreement with respect to any Business Intellectual Property outside the ordinary course of business of the Company and the Subsidiaries;

(i) except for the termination of the Company’s 2005 USA and Registration Rights Agreement, the Company, or any Subsidiary, has not accelerated, terminated, amended, made modifications to, or canceled any Contract, other than in the normal course of business;

(j) there has been no waiver, cancellation, modification or settlement of any material debts or claims held by the Company or any Subsidiary, nor any waiver or settlement of any material rights or claims of a material value, neither the Company or any Subsidiary is in material breach of any Contract and, to the Company’s Knowledge, no other party to any Contract is in material breach of such Contract;

(k) there has been no material change in business practices;

(l) none of the assets or properties of the Company or any Subsidiary, tangible or intangible has become subject to any Lien, other than Permitted Liens (defined below);

(m) there has been no capital investment in, or any loan to, any other person;

(n) there has been no creation, incurrence, assumption, prepayment or guarantee of any indebtedness for borrowed money and capitalized lease obligations outside of the ordinary course of business or in excess of Fifty Thousand Dollars ($50,000) in the aggregate, or extension or modification of any such indebtedness;

(o) there has been no damage, destruction, or loss (whether or not covered by insurance) to the Company’s or any Subsidiary’s properties or assets in excess of Fifty Thousand Dollars ($50,000) in the aggregate of all such damage, destruction and losses;

(p) there has been no loan made to, or any other transaction entered into with, or any bonus paid to, any affiliate, officer, director, stockholder, consultant or employee of the Company or any Subsidiary, other than any transaction, bonus, travel advances and other advances made in the ordinary course of business, or to any member of any such party’s immediate family;

(q) neither the Company nor any Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(r) no bonuses have been paid to employees of the Company or any Subsidiary except as set forth in the Disclosure Schedule;

(s) except as expressly contemplated by this Agreement, neither the Company nor any Subsidiary has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, pension, severance or other plan for the benefit of any of its members, officers, directors, stockholders, managers or employees (or taken any such action with respect to any other employee benefit plan);

(t) except in connection with the transfer of the Laval Property, there has not been any satisfaction or discharge of any Lien, except in the ordinary course of business;

(u) there has been no resignation or termination of employment of any officer, director, manager or employee of the Company or any Subsidiary and, to the Company’s Knowledge, there is no impending resignation or termination of employment of any such officer, director, manager or employee;

(v) neither the Company nor any Subsidiary, as applicable, is obligated or has made any agreement or commitment to do any of the things described in this Section;

(w) the Company has operated in the ordinary course of business, consistent with past practices, with respect to its accounts payable, accounts receivable, and cash management, and has not otherwise accelerated or delayed payments or collections as a result of, or in conjunction with, the transactions contemplated by this Agreement.

4.10 Accounts Receivable. The Company has provided Buyer lists of all accounts receivable of the Company as of the Most Recent Period End, together with aging schedules indicating a range of days elapsed since invoice. All of the accounts receivable of the Company arose in the ordinary course of business and are not subject, to the Knowledge of the Company, to any dispute, valid set-off or counterclaim and are reflected properly according to GAAP in the Financial Statements. Except as disclosed in Schedule 6.3(n), no person has any Lien on any accounts receivable of the Company, and, to the Knowledge of the Company, no request or agreement for material deduction or discount has been made with respect to any accounts receivable of the Company.

4.11 Employee Matters.

(a) The Company has provided to Buyer a complete list of all current employees of the Company and each Subsidiary and each such individual’s current title, job description, service dates, compensation (base compensation and bonuses), vacation entitlement and benefits, which shall also include all employees on inactive status, including lay-off, short or long-term disability leave, maternity or parental leave, sick leave or other extended absence, or receiving benefits pursuant to workers compensation, including information relative to the last date of active employment, the reason for the absence and the expected date of return of each such employee. All independent contractors providing services to the Company or any Subsidiary have been properly classified as independent contractors for purposes of federal and applicable state or provincial tax laws, laws applicable to employee benefits, employment or labour standards laws and other applicable law. Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company nor any Subsidiary has any employment or consulting arrangements or agreements currently in effect that are not terminable by the Company without liability to the Company or any Subsidiary other than severance obligations under Applicable Law or the related contract. Except as disclosed in Section 4.11 of the Disclosure Schedule, none of the Company or the Subsidiaries have (a) entered into any arrangements or agreements that obligates or purports to obligate the Company or any Subsidiary to make an offer of employment to any present or former employee of the Company or any Subsidiary or (b) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee of the Company or any Subsidiary of any terms or conditions of employment with the Company or any Subsidiary following the consummation of the transactions contemplated by this Agreement and the Related Agreements. Section 4.11 of the Disclosure Schedule identifies the entity among the Company and its Subsidiaries which is the employer or co-contractor of each, employee and independent contractor of the Company and the Subsidiaries.

(b) The Company and each Subsidiary are in compliance in all material respects with all Applicable Laws respecting employment, employment practices, terms and conditions of employment, worker classification, statutory deductions and withholdings, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, workers’ compensation and wages and hours, and in each case, with respect to employees: (i) have withheld and reported and remitted all amounts required by law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to employees, (ii) are not liable for any: arrears of wages, indemnity in lieu of notice, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payments, levies, assessments, dues or penalties to any governmental authority, trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security, employment insurance, parental insurance, workers compensation, health premiums or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Knowledge of the Company, there is no reasonable basis for any employment-related action, suit, proceeding, union certification applications, claims, complaints, hearings, arbitrations or investigations of, in or before any agency, commission, court, tribunal or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator involving the Company or any Subsidiary (including, for avoidance of doubt, with respect to any of the Stockholders, collectively, “Employment Claims”). No Employment Claims, whether under Applicable Laws or otherwise, are currently pending.

4.12 Employee Benefit Plans.

(a) Section 4.12 of the Disclosure Schedule lists all employee compensation, incentive, deferred compensation, bonus, share purchase, share appreciation, share option, severance or termination pay, rights to acceleration, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counseling, pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including defined benefit or defined contribution pension plans and group registered retirement savings plans, and all other similar employee benefit plans, arrangements or agreements, fringe or benefit plans, programs, policies, commitments or contracts, whether oral or written, formal or informal, funded or unfunded, including all policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, (other than regular wages and salaries paid in the normal course of business) that are maintained or granted by the Company or any Subsidiary for the benefit of any active, former employee, director or consultant of Company or any Subsidiary (for the purposes of this Section, an “Employee”), or with respect to which Company currently has liability (individually a “Plan” or collectively the “Plans”). Neither the Company nor the Subsidiary is a party or bound by any registered plan with a Governmental Entity (other than statutory regimes applicable to all employers) or any collective bargaining agreement.

(b) The Company has provided to Buyer complete copies of all documents embodying each Plan, including (without limitation) all amendments (if any) to each such Plan, and all material written agreements and contracts relating to each such Plan;

(c) The Company and each Subsidiary has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Plan, and each Plan has been maintained and administered in all material respects in compliance with its terms and all Applicable Laws. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the Knowledge of Company is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened by any Governmental Entity. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to any Plan has been timely made or accrued. The Company does not have any commitment to establish any new Plan, to modify any Plan (except to the extent required by Applicable Law or to conform any such Plan to the requirements of any Applicable Law), or to enter into any new Plan.

4.13 Certain Business Relationships. Except as set forth in Section 4.13 of the Disclosure Schedule, there are no contracts, agreements, loans, leases or other transactions between the Company or any Subsidiary, on the one hand, and any present or former officer, director, stockholder or employee of the Company or any Subsidiary, or, to the Knowledge of the Company, any member of such officer’s, director’s, stockholder’s or employee’s immediate family, or, to the Knowledge of the Company, with any person controlled by such officer, director, stockholder or employee or his or her immediate family, on the other hand. Except as set forth in the Disclosure Schedule, to the Knowledge of the Company, no officer, director, Stockholder or employee of the Company or any Subsidiary, nor any member of any of their immediate families, owns, directly or indirectly, or has an ownership interest (other than ownership interests in public companies that are less than one percent (1%) of such public company’s outstanding capital stock) in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company or any Subsidiary, (b) any property, real or personal, tangible or intangible (including but not limited to any Business Intellectual Property) that is used by the Company or any Subsidiary.

4.14 Restrictions on Business Activities. To the Knowledge of the Company, neither the Company nor any Subsidiary is a party to, subject to or bound by, any judgment, injunction, order, decree, contract, covenant or agreement (non-compete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the Company or any Subsidiary from (a) freely engaging in the business of the Company or any Subsidiary as presently conducted, (b) competing anywhere in the world or (c) competing in any given line of business. Section 4.14 of the Disclosure Schedule lists any agreement, contract or commitment containing any covenant limiting the right of the Company or any Subsidiary to engage in any line of business or to compete with any person or granting any exclusive distribution rights or rights to freely set prices for its products, services or technologies (including, without limitation, most favored customer pricing provisions).

4.15 Title to Property. Except for Permitted Liens, the Company and each Subsidiary has good and valid title to, or valid interests as lessee in, all of their respective assets, in each case free and clear of all Liens. The term “Permitted Liens” shall mean (i) Liens for current taxes not yet due and payable, (ii) Liens securing debt that are reflected on the Company’s balance sheet for the Most Recent Period End, (iii) with respect to standard, generally commercially available, “off-the-shelf” third party software products, any ownership or license rights of others therein and (iv) Liens provided for under leases (true and correct copies of which have been provided to Buyer) to which the Company or any Subsidiary is a party. The Company does not currently own, and has never owned, any real property other than the Laval Property. Section 4.15 of the Disclosure Schedule sets forth the Permitted Liens as well as a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business, including the name of the lessor, licensor, sub-lessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

With respect to the Laval Property:

(a) The Laval Property comprises all of the real property used in the Company’s business in Canada; the Company is not a party to any agreement or option to purchase or to lease any other real property in interest therein. The Company is not a party to, and has not agreed to enter into, any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee. There is no proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Laval Property

(b) The Laval Property and every part thereof and the use and occupancy of the Laval Property are in material compliance with Applicable Law, with the Laval Deeds of Acquisition and with all covenants, conditions and restrictions applicable to the Laval Property, including applicable building, health, fire, safety, subdivision, zoning, land use law as well as with all covenants to build and restrictions contained in the Laval Deeds of Acquisition.

(c) All real estate taxes, local improvement charges or assessments, levies and charges of any kind whatsoever levied by any competent authority payable to date in respect of the Laval Property have been fully paid and acquitted, without subrogation.

4.16 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” means any federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, rates, levies, assessments and other charges including, without limitation, ad valorem tax, any pension plan deductions and contributions, employment insurance and unemployment insurance deductions and premiums, all other employment related taxes (including employee health, disability, payroll and other tax, deductions, contributions and premiums relating to employees), capital or capital stock tax, customs and import duties, documentary stamp tax, excise tax, franchise tax, goods and services tax, harmonized sales tax as well as any tax applicable to capital gain, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, personal property, production, profits, property, real property, recording, rent, sales, severance, sewer, social security, stamp, transfer, transfer gains, use, value added, water, windfall profits, and withholding taxes, together with (i) any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns, (ii) any interest in respect of such additions, fines or penalties and (iii) any transferee liability in respect of any and all of the above.

(b) Tax Returns and Audits.

Except as disclosed in Section 4.16(b) of the Disclosure Schedule:

(i) Tax Filings. The Company and each Subsidiary has prepared and filed when due with each applicable Governmental Entity all Tax Returns required to be filed by or on behalf of the Company and each such Subsidiary in respect of all Taxes for all fiscal periods ending prior to the date hereof. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom.

(ii) Taxes Paid. The Company and each Subsidiary has paid in full and when due all Taxes and installments on account of Taxes required to be paid by it on or prior to the date hereof. There are no Liens (other than Permitted Liens) for unpaid Taxes on any of the Company’s assets or any Subsidiary’s assets. Without restricting the generality of the foregoing, all Taxes shown on all Tax Returns or on any assessments or reassessments in respect of any such Tax Returns have been paid in full when due.

(iii) Reassessments of Taxes. No reassessments of the Company’s Taxes or the Taxes of any Subsidiary have been issued and are outstanding and there are no outstanding issues which have been raised and communicated in writing to the Company or any Subsidiary by any Governmental Entity for any fiscal period in respect of which a Tax Return of the Company or any Subsidiary has been audited. Neither the Company nor any Subsidiary has received any indication in writing from any Governmental Entity that a reassessment of the Company or any Subsidiary is proposed in respect of any Taxes, regardless of its merits. Neither the Company nor any Subsidiary has executed or filed with any Governmental Entity any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(iv) Audits. No audit or other examination of any Return of the Company or any Subsidiary by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination. No claim has ever been made by a Tax authority that the Company or any Subsidiary is or may be subject to taxation in a jurisdiction where it does not file Returns.

(v) Tax Returns Provided. The Company has provided to the Buyer true, complete and accurate copies of all Tax Returns of the Company and each Subsidiary for last four (4) completed taxation years of the Company and, as applicable, each Subsidiary and all related communications to or from all Governmental Authorities.

(vi) No Rulings, Etc. Neither the Company nor any Subsidiary has requested, received or entered into any advance Tax rulings or advance pricing agreements with any Governmental Entity.

(vii) Agreements. Neither the Company nor any Subsidiary (i) is a party to, bound by or obligated under, or has made any undertaking regarding, any Tax allocation, indemnity or sharing Contract or arrangement, and (ii) is liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise.

(viii) Non-Arm’s Length Transactions. The value of the consideration paid or received by the Company and each Subsidiary for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to any person or partnership with which it was not dealing at Arm’s Length at the relevant time was the fair market value of such property acquired, provided or sold or services purchased or provided.

(ix) Reserves and Deductions. Neither the Company nor any Subsidiary has claimed any reserve or deduction for Tax purposes if, as a result of such claim, any amount could be included in its income for a Post-Closing Period.

(x) Withholding. The Company and each Subsidiary have timely withheld with respect to their employees, owners and other third parties (and timely paid over to the appropriate Tax authorities) all federal, provincial state, local, territorial income, pension, unemployment and other payroll Taxes (and other similar provisions under Applicable Laws) and other Taxes required to be withheld.

(xi) Tax Liabilities. Neither the Company nor any Subsidiary has any liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the balance sheet included in the Financial Statements for the Most Recent Period End, whether asserted or unasserted, contingent or otherwise and has not incurred any liability for unpaid Taxes since the Most Recent Period End other than in the ordinary course of business.

(xii) Tax Liens. There are no Liens relating or attributable to Taxes (“Tax Lien”) on the assets of the Company or any Subsidiary, other than Permitted Liens. To the Company’s Knowledge, there is no reasonable basis for the assertion of any claim relating to or attributable to Taxes that, if adversely determined, would result in any Tax Lien on the assets of the Company or any Subsidiary.

(xiii) Tax Jurisdiction. None of the Company or any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that country.

(xiv) Characterization. Tenrox USA has not been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xv) Payment. There is no contract, agreement, plan or arrangement to which Tenrox USA is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Tenrox USA is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code or taxes paid under Section 409A of the Code.

(xvi) Transfer Pricing. The transactions between the Company, each Subsidiary and any such non-resident person or partnership were priced in a manner so as not to give rise to any material adjustments pursuant to section 247 of the Income Tax Act.

(xvii) Future Income Inclusion. There are no circumstances existing prior to the date hereof which could result in the application to the Company or any Subsidiary of any of sections 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act or any analogous provision of any comparable Law of any province or territory of Canada. Neither the Company nor any Subsidiary has any unpaid amounts that may be required to be included in the Company or such Subsidiary’s income for Canadian income tax purposes for any Post-Closing Period under section 78 of the Income Tax Act or a corresponding provincial provision. Neither the Company nor any Subsidiary has acquired property from a Person in circumstances that would result in the Company or Subsidiary, as the case may be, becoming liable to pay Taxes of such Person under subsection 160(1) of the Income Tax Act or a corresponding provincial provision.

(xviii) Taxable Canadian Property. As at the Closing Date the Shares are not “taxable Canadian property” for purposes of the Income Tax Act.

(xix) HST, GST, QST and PST. The Company and, as required, each of the Subsidiaries, is duly registered under the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax, and under applicable provincial Tax statutes in respect of all provincial Taxes which it is or has been required to collect. The registration numbers of the Company and, as applicable, each such Subsidiary are as set out in Section 4.16(b) of the Disclosure Schedule. All material input tax credits claimed by the Company and each Subsidiary pursuant to the Excise Tax Act (Canada) have been proper, correctly calculated and documented in accordance with the requirements of that Act and the regulations thereto.

(c) Except as set forth in Section 4.16(c) of the Disclosure Schedule, Tenrox USA is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan of Tenrox USA has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable guidance issued thereunder. Each outstanding option, stock appreciation right, or other similar right to acquire Common Stock of the Company or other Equity Rights, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that is not less than the fair market value of the underlying equity as of the date such option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004 (and with respect to Tenrox USA only), was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of the applicable regulations under Section 409A), and (4) has been properly accounted for in accordance with GAAP in the Financial Statements.

4.17 Brokers or Finders. Neither the Company nor any Subsidiary has incurred, or will incur, directly or indirectly, as a result of any action taken by the Company or any Subsidiary, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the other Related Agreements or any transaction contemplated hereby or thereby.

4.18 Intellectual Property . For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” means any and all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefor and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations, integrated circuit topographies and integrated circuit topography registration, and applications therefor, and any equivalent or similar rights (“Mask Works”); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in domain names and applications and registrations therefor (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.

“Business Intellectual Property” shall mean any and all Intellectual Property that is owned by, or exclusively licensed to, the Company or any Subsidiary.

(a) Section 4.18(a) of the Disclosure Schedule contains a complete and accurate list of (i) all Intellectual Property of the Company or its Subsidiary that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other regulatory entity, including, without limitation, Patents, registered Trademarks, registered Copyrights and Domain Names (“Registered Intellectual Property”); (ii) all unregistered Business Intellectual Property and (iii) all products or services currently distributed, offered or marketed by the Company or any Subsidiary or that remain in use (collectively the “Business Products”). For each item of Intellectual Property listed, the Disclosure Schedule includes, where applicable, (v) the applicable jurisdiction in which such item was applied for or registered; (w) the date of such application and registration; (x) the application number and registration number; (y) the current status of such item; and (z) a summary of all proceedings, mediation, arbitration, claims, notices, or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) or claims of infringement, invalidity or the like related to such item of which the Company has Knowledge.

(b) Each item of Registered Intellectual Property that is owned by, exclusively licensed to, or filed in the name of, the Company or any Subsidiary (“Business Registered Intellectual Property”) is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Business Registered Intellectual Property have been made. All necessary documents, recordations and certificates in connection with such Business Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in each jurisdiction where such documents, recordations and certifications may be required for the purposes of maintaining such Business Registered Intellectual Property registered in such jurisdiction. There are no actions that must be taken by the Company or any Subsidiary within ninety (90) days of the Closing Date that, if not taken, will result in the expiration, non-renewal or abandonment of any Business Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO (or equivalent authority) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Business Registered Intellectual Property.

(c) To the Knowledge of the Company, there are no facts or circumstances existing that could reasonably be expected to render any Business Intellectual Property invalid or unenforceable. To the Knowledge of the Company, there is no information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any Business Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Business Registered Intellectual Property, and neither the Company nor any Subsidiary has misrepresented or failed to disclose, or has Knowledge of any misrepresentation or failure to disclose, nor has any Stockholder misrepresented or failed to represent or has knowledge (with no duty to investigate) of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Business Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Business Registered Intellectual Property.

(d) The Company and the Subsidiaries own and have good title to or have all necessary licenses to use and exploit each item of Business Intellectual Property free of any Lien as necessary for the conduct of the business of the Company and the Subsidiaries, each as currently conducted. The Company and the Subsidiaries own or have the right to use all Intellectual Property necessary to the conduct of the business of the Company and each Subsidiary as currently conducted, including, without limitation, the design, development, and sale of all Business Products currently sold by the Company or any Subsidiary and the performance of all services provided by the Company or any Subsidiary related to any Business Products. All contributions originally developed by or for the Company relating to the Business Intellectual Property owned by the Company were authored by employees or individual contractors (the “Developers”) who have assigned all of their Intellectual Property Rights therein to the Company or the Subsidiaries pursuant to written agreements. The Developers have waived in writing their moral rights in such Business Intellectual Property.

(e) Section 4.18(e) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company or any Subsidiary is a party: (i) with respect to Business Intellectual Property licensed or transferred to any third party; (ii) pursuant to which a third party has licensed or transferred any Business Intellectual Property to the Company or any Subsidiary; (iii) pursuant to which a third party has developed or created any Intellectual Property that is incorporated into any Business Product or is otherwise used by the Company or any Subsidiary, other than standard off-the-shelf software that is generally available for license; or (iv) by which the Company or any Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability to provide a right of rescission with respect to the infringement or misappropriation by the Company or any Subsidiary or such other person of any Business Intellectual Property rights. All such contracts, licenses and agreements listed (collectively, the “IP Contracts”) are in full force and effect or expired with certain provisions surviving as per their terms.

(f) The consummation of the transactions contemplated by this Agreement and the other Related Agreements will neither violate, nor result in the breach, modification, cancellation, termination or suspension (“Termination”) of the IP Contracts by their terms. The Company and each Subsidiary are in material compliance with, and have not breached any material term of, any such IP Contracts. To the Knowledge of the Company, all other parties to such contracts, licenses and agreements are in material compliance with, and have not breached any term of, such IP Contracts. Except as set forth in Section 3.18(f) of the Disclosure Schedule, there is no provision in any such IP Contracts that requires, upon the consummation of the transactions contemplated by this Agreement or the other Related Agreements, the Company to (i) grant to any third party any right with respect to any Business Intellectual Property owned by, or licensed to, Buyer prior to the Closing or (ii) be obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company or any Subsidiary prior to the Closing.

(g) Subject to Section 4.18(g) of the Disclosure Schedule, neither the operation of the business of the Company and the Subsidiaries as now conducted, nor the design, development, manufacture, distribution, reproduction, marketing or sale of any Business Product has, does or, to the Knowledge of the Company, will, infringe or result in the misappropriation of the Intellectual Property (other than patents) of any third party or violate the rights of any third party. To the Knowledge of the Company, neither the operation of the business of the Company and the Subsidiaries as now conducted, nor the design, development, manufacture, distribution, reproduction, marketing or sale of any Business Product has, does or, to the Knowledge of the Company, will, infringe any patent of any third party.

(h) To the Knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Business Intellectual Property. Neither the Company nor any Subsidiary has received in writing, or to the Company’s Knowledge otherwise received notice, from any third party that the operation of the business of the Company and the Subsidiaries as now conducted or any Business Product infringes or misappropriates the Intellectual Property of any third party.

(i) Section 4.18(i) of the Disclosure Schedule summarizes the Company’s general procedures to protect the Company’s and any Subsidiary’s confidential information and trade secrets or confidential information of third parties provided to the Company or any Subsidiary. Section 4.18(i) of the Disclosure Schedule sets forth any non-written agreement pursuant to which any third party uses, has appropriated, or has received disclosure of any Business Product, other than in connection with trade shows in the ordinary course of business. Except as disclosed in Section 4.18(i) of the Disclosure Schedule, each current and former employee, officer, director, stockholder, manager, member and contractor of the Company and each Subsidiary has executed a proprietary information and/or confidentiality agreement substantially in the form provided to the Buyer and no such individual has excluded any inventions or other Intellectual Property from the scope of such agreement. To the Company’s Knowledge, no current or former employee, officer, director, stockholder, manager, member or consultant of the Company or the Subsidiary is in breach of such agreements.

(j) The Company and the Subsidiary own and have good title to or have all necessary licenses to use and exploit the source code relating to all Business Products (the “Source Code”). The Source Code (i) has at all times been maintained in confidence, (ii) has been disclosed by the Company or any Subsidiary only to employees and/or contractors that are bound by nondisclosure obligations, (iii) has not been sold, transferred, or exclusively licensed to any customer or third party, (iv) subject to Section 4.18(j) of the Disclosure Schedule, is not the subject of any escrow or similar agreement or arrangement giving any third party rights in such Source Code upon the occurrence of certain events and (v) to the extent such Source Code is the subject of any escrow or similar agreement as set forth in the Disclosure Schedule, to the Knowledge of the Company, no events have occurred that would give rise to the release of such Source Code to such third party and the Company has no Knowledge of any facts or circumstances that such event is likely to occur in the 12-month period following the Closing Date. Section 4.18(j) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company or any Subsidiary is a party relating to the licensing of Source Code.

(k) Subject to Section 4.18(k) of the Disclosure Schedule, neither the Company nor any Subsidiary uses or has used any Public Software in connection with the development of its Business Products or incorporated into, integrated, distributed or bundled any Public Software with its Business Products. The term “Public Software” includes any and all software that contains, includes, incorporates or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as open source, public source, freeware software or similar licensing or distribution model, including software licensed or distributed under any of the licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(l) To the Knowledge of the Company, the Business Products do not contain any viruses or Easter eggs. For the purposes of this Agreement, “virus” means any computer code intentionally designed (i) to disrupt, disable, or harm in any manner the operation of any software or hardware, (ii) to allow a third party to have access to the user’s computer or network without such user’s authority or (iii) to cause the software to have any “Easter eggs” or other hidden features or novelties that are not useful for the normal operation of the software.

4.19 Privacy. All personal information which has been collected, stored, maintained or otherwise used by the Company or any Subsidiary has been collected, stored, maintained and used in material compliance with all privacy laws, rules and regulations applicable to the Company, any Subsidiary, or the Company or any Subsidiary’s customers where required by contract binding upon the Company or the Subsidiary and/or Applicable Law. Neither the Company nor any Subsidiary has received any complaints about their management of personal information that have not been resolved to the satisfaction of the complainant nor have they received notice from any applicable privacy authority regarding any inquiry, investigation or appeal in connection with their management of personal information. Neither the Company nor any Subsidiary has been the subject of a decision of a Court arising out of or connected with a breach of privacy by the Company or a Subsidiary. The Company’s and each Subsidiary’s practices are, and have always been, in material compliance with (i) their then-current privacy policy, including the privacy policy posted on the Company’s and each Subsidiary’s websites, and (ii) their customers’ privacy policies, when required by contract. All of the personal information collected by the Company and each Subsidiary is stored in Quebec, Canada. Section 4.19 of the Disclosure Schedule (i) describes the types of personal information collected by the Company and its Subsidiaries, (ii) sets forth any agreements with any third parties that have been retained by the Company or its Subsidiaries to process, manage or store personal information, (iii) summarizes the general technological and procedural measures in place to provide protection to personal information collected by either the Company or any Subsidiary against loss, theft and unauthorized access or disclosure, and (iv) summarizes the two breaches of confidentiality which have occurred prior to the Closing Date. The Company and each Subsidiary have the full power and authority to transfer any and all rights in any individual’s personal information in the Company’s and any Subsidiaries’ possession or control to Buyer. Neither the Company nor any Subsidiary is subject to any obligation that would prevent Buyer from accessing and using such personal information for any purpose including due diligence and the purposes for which it was collected or consistent purposes.

4.20 Agreements, Contracts and Commitments. Section 4.20 of the Disclosure Schedule lists all of the agreements to which the Company or any Subsidiary is a party (each, a “Contract”) which involve:

(a) financial obligations by or to the Company or any Subsidiary for a total amount in excess of Fifty Thousand Dollars ($50,000) per year (per Contract);

(b) any agreement that has been entered into for the primary purpose of establishing obligations on the part of the Company or any Subsidiary to indemnify any officer, director, employee or third party (other than indemnification obligations set forth in customer contracts entered into in the ordinary course of business), or any power of attorney or guaranty (granted to a third party);

(c) any lease of personal property having a value individually in excess of Twenty-Five Thousand Dollars ($25,000);

(d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in or under which a security interest has been imposed on any of its assets, tangible or intangible;

(e) any bonus, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers or employees;

(f) any agreement under which it has advanced or loaned any amount to any of its current or former directors, officers or employees;

(g) any agreement under which the consequences of a default or termination could have a Material Adverse Effect; and

(h) any agreement pursuant to which the Company or any Subsidiary is obligated to provide maintenance, support or training for its products, other than in the ordinary course of business.

With respect to each such Contract or IP Contract: (A) the agreement is legal, valid, binding and in full force and effect, subject to the Enforceability Limitations; (B) neither the Company, any Subsidiary, nor any other party is in material breach or default and, to the Company’s Knowledge, no event has occurred, which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; (C) the Company has not and, to the Company’s Knowledge, each other party to such agreement has not repudiated any provision of the agreement; (D) there are no disputes, oral agreements or forbearance programs in effect; and (E) to its Knowledge, the Company is not aware of facts that would reasonably prevent the service or products called for thereunder to be supplied in accordance with its terms.

4.21 Insurance. The Company and the Subsidiaries have in place the insurance policies listed in Section 4.21 of the Disclosure Schedule (collectively, the “Insurance Policies”). There is no claim by the Company or any Subsidiary pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds. All premiums due and payable under the Insurance Policies have been paid and the Company and each Subsidiary are otherwise in compliance with the terms of the Insurance Policies. Neither the Company nor any Subsidiary has received notice of any threatened termination of, or any premium increase with respect to, any of the Insurance Policies.

4.22 Tangible Assets. The tangible material assets of the Company and the Subsidiaries have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the ordinary course of business, as currently conducted.

4.23 Litigation. Section 4.23 of the Disclosure Schedule sets forth each instance in which the Company or any Subsidiary (and any of their properties or assets) (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party, or, to the Knowledge of the Company, is threatened to be made a party, to any private or governmental action, suit, proceeding, claim, hearing, arbitration or investigation of, in or before any agency, court, tribunal or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator (collectively, “Claims”). The Company has no Knowledge of any facts that would form a reasonable basis for any Claims that could be brought against the Company or any Subsidiary. Neither the Company nor any Subsidiary has any plans to initiate any litigation, arbitration or other proceeding against any third party, other than in the normal course of business in relation to unpaid receivables.

4.24 Complete Copies of Materials. The Company and the Stockholders have delivered or caused to be delivered true and complete copies of the documents pursuant to the diligence requests of the Buyer, which include a correct and complete copy of each of the Company’s forms of customer contracts and a list of all customer contracts not on the Company’s standard form, each Contract required to be listed in Section 4.20 of the Disclosure Schedule, each IP Contract required to be listed in Section 4.18 of the Disclosure Schedule, any other Company agreements required to be listed in Sections 4.11, 4.12, 4.13 or 4.14 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement required to be listed therein (if any). The copies of the Company’s minute books which were provided to Buyer contained complete and accurate records of all material actions taken, and summaries of all meetings held, by its stockholders, the board of directors and any committees thereof since the creation of the Company on October 5, 2005 by way of amalgamation.

4.25 Environmental Matters. Neither the Company, any Subsidiary or any of their properties, assets or operations is or has ever been in violation of any Applicable Laws relating to the environment or occupational health and safety, including, in any and all cases, the Politique de protection des sols et de réhabilitation des terrains contaminés (Québec) (collectively “Environmental Laws”) which violation does have, or could reasonably be expected to result in, a Material Adverse Effect, and no material expenditures are or will be required in order to comply with any such existing Environmental Laws. Without limiting the generality of the foregoing, there are no Contaminants in the properties and assets that the Company and any Subsidiary own, occupy, manage, lease or have custody of, or in the properties and assets that the Company and any Subsidiary have, in the past, owned, occupied, managed, leased or had custody of (including in soil, surface water, groundwater, tanks, containers and any materials containing Contaminants). There are no Contaminants in any properties or assets (including, to the Knowledge of the Company, properties and assets owned by third parties) with respect to which the Company or any Subsidiary is or may reasonably be alleged to have liability. True, accurate and complete copies of all environmental audits, site assessments (including correspondence with Governmental Entities) relating to the environmental and occupational health and safety condition of the assets and properties owned, occupied, managed, leased or under the custody of, whether currently or in the past, the Company and the Subsidiaries, have been provided to Buyer.

4.26 Customers and Suppliers.

(a) Subject to the Section 4.26(a) of the Disclosure Schedule, neither the Company nor any Subsidiary (i) has any outstanding material disputes concerning the Company’s or any Subsidiary’s products and/or services with any customer and neither the Company nor any Subsidiary has received notice of any material dissatisfaction on the part of any customer of the Company or any Subsidiary of a recurring nature or that could reasonably be expected to result in a Material Adverse Effect, (ii) has received any written or, to the Knowledge of the Company , oral notice from any customer that such customer shall not continue as a customer of the Company or any Subsidiary (or Buyer) after the Closing or that such customer intends to terminate or materially modify existing agreements or arrangements with the Company or any Subsidiary (or Buyer) and (iii) has received any customer service requests for or has any current obligation to provide any product updates or replacements outside the ordinary course of business.

(b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier or vendor and the Company has no Knowledge of any material dissatisfaction on the part of any such supplier or vendor. Neither the Company nor any Subsidiary has received any written or, to the Knowledge of the Company, oral notice from any supplier or vendor that such supplier or vendor shall not continue as a supplier or vendor to the Company or any Subsidiary (or Buyer) after the Closing or that such supplier or vendor intends to terminate or materially modify existing agreements or arrangements with the Company or any Subsidiary (or Buyer).

4.27 Competition Act and Investment Canada Act.

(a) The aggregate value of all assets in Canada of the Company and entities controlled by the Company and the annual gross revenues from sales in and from Canada generated from all such assets do not exceed, in either case, CAN$73 million as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder.

(b) The aggregate value of the assets of the Company and of all other entities in Canada, that are directly or indirectly controlled by the Company, calculated in the manner prescribed by the Investment Canada Act and the regulations thereunder, is less than CAN$312 million and none of the Company or any of its Subsidiaries is a cultural business (as such term is defined in the Investment Canada Act).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and to each Stockholder as follows:

5.1 Organization and Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on Buyer’s business taken as a whole.

5.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and any Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

5.3 Brokers’ and Finders’ Fees; Transaction Expenses. Except for fees payable to Catapult Advisors LLC, Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Buyer, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated herein.

5.4 Integrality. This Agreement, the Escrow Agreement, the Lease Agreement and the Employee Agreements reflect all terms, conditions, benefits and compensation applicable in favour of the Stockholders (including any affiliate or Person not dealing at arms length with a Stockholder) as a result of the transactions contemplated hereby. All documents and agreements signed between the Buyer and any Stockholder (including any affiliate or Person not dealing at arms length with a Stockholder, if applicable) in connection with the transactions contemplated by this Agreement shall be made available to each Stockholder after Closing, upon written request of such Stockholder and subject to applicable confidentiality obligations.

5.5 No Conflict. The execution and delivery of this Agreement and the Related Agreements, and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of any of the charter documents of the Buyer, (ii) conflict with or violate any Applicable Law applicable to the Buyer or (iii) result in any material breach of or constitute a material default (or an event that with or without notice or lapse of time or both would be reasonably likely to become a default) under any agreement, understanding, instrument, contract, proposed transaction, transaction, mortgage, hypothec, permit, franchise, judgment, order, writ, decree or other obligation to which the Buyer and/or the Parent is a party or to which any of its material assets are bound or affected. Without limiting the generality of the foregoing, the application of Section 7.3 and the payment of the R&D Credits and Income Tax Adjustment as provided thereunder, are not restricted or limited in any manner, and they do not and will not constitute a breach of default, pursuant to the financing covenants applicable to the Parent and/or the Buyer.

ARTICLE VI

CLOSING

6.1 Form of Documents. At the Closing, the Parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VI. All documents which the Company, Stockholders and Optionholders shall deliver shall be in form and substance reasonably satisfactory to Buyer’s counsel. All documents which Buyer shall deliver shall be in form and substance reasonably satisfactory to the Stockholders’ and the Company’s counsel.

6.2 Buyer’s Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Buyer shall execute and/or deliver or cause to be executed and/or delivered to the Stockholders all of the following:

(a) the Closing Amount, payable in accordance with the Stockholders’ respective Pro Rata Portions;

(b) the Escrow Amount shall be deposited in the Escrow Fund as provided at Section 2.1(b)(i);

(c) an executed (1) year lease for the Laval Property, in substantially the form attached as Exhibit H hereto (the “Lease Agreement”); and

6.3 Stockholders’ Deliveries. At the Closing, the Stockholders shall, and shall cause the Company and the Subsidiaries, as applicable, to execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Buyer all of the following:

(a) one or more certificates representing the Shares owned by such Stockholder, accompanied by stock powers duly endorsed in blank;

(b) evidence of the obtaining of all material approvals from any Governmental Entity listed in Section 4.4 of the Disclosure Schedule;

(c) evidence satisfactory to Buyer of the obtaining of all necessary consents, waivers, and approvals of parties to any Contract as listed in Section 4.4 of the Disclosure Schedule;

(d) an Employee Agreement, in substantially the form attached hereto as Exhibit A (each, an “Employee Agreement”) executed by each of Rudolf Melik, Rafat Hilal, Ara Israilian, Ludwig Melik and Edwin Badalian, which shall be in effect as of the Closing Date and such Stockholders shall not have taken any action which would be prohibited by the Employee Agreements were such agreements in effect at the time of such action;

(e) an Employee Proprietary Information Agreement from each employee of the Company identified by Buyer, which shall be in effect as of the Closing Date;

(f) written resignation letters from each of the respective directors and officers of the Company and any Subsidiaries effective as of the Closing Date in a form acceptable to Buyer;

(g) a Non-Competition Agreement in substantially the form attached as Exhibit D hereto, executed by each of Rudolf Melik, Rafat Hilal, Ara Israilian, Ludwig Melik and Edwin Badalian;

(h) evidence of termination of the Tenrox USA 401(k) Plan, effective as of the Closing;

(i) evidence of termination of the Company’s Share Option Plan, effective as of the Closing;

(j) evidence of termination of the Company’s 2005 USA and Registration Rights Agreement and each of the Company’s Voting Trust Agreements;

(k) a countersigned Option Cancellation Agreement executed by the Company and each of the Optionholders in the form of Exhibit A hereto;

(l) the Statement of Expenses pursuant to Section 2.4, certified as true and correct by the Company as of the Closing Date in form acceptable to Buyer;

(m) determination of the Estimated NWC in accordance with Schedule 6.3(m) hereto;

(n) a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 6.3(n) hereto;

(o) a legal opinion from Heenan Blaikie LLP, legal counsel to the Company, substantially in the form attached hereto as Exhibit E;

(p) the Certified Capitalization Table, certified as true and correct by the Company as of the Closing Date in form acceptable to Buyer, which shall be delivered to Buyer at least five (5) Business Days prior to the Closing Date;

(q) a certificate of compliance respecting the Company issued by Industry Canada; a certificate of attestation respecting the Company issued by the Registraire des entreprises du Québec; and a certificate of good standing (or the equivalent) from each of the Secretaries of State of Delaware, California and the United Kingdom for the Company, Tenrox USA and Tenrox UK, respectively, each dated within ten (10) Business Days prior to Closing;

(r) evidence of transfer of the Laval Property from the Company to Newco, without any warranty whatsoever at Newco’s entire risk, with the assumption by Newco to the Company’s entire exoneration of all obligations in connection with the DBC Loan and Hypothec and in the Laval Deeds of Acquisition; and

(s) evidence of the coverage continuation for the past and current directors of the Company pursuant to the directors and officers liability insurance policy maintained by the Company, the whole for a period of six (6) years following the Closing Date.

(t) a release by the Development Bank of Canada in favor of the Company from all obligations under the DBC Loan and Hypothec, effective upon the transfer to Newco of the Laval Property.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Additional Documents and Further Assurances. Each of the Stockholders and Buyer will execute and deliver or cause to be executed and delivered, as applicable, all such proper instruments, deeds, assignments and assurances and do all other things necessary or desirable to consummate the transactions under this Agreement and to carry out the purposes and intent of this Agreement. Each of the Stockholders agrees to execute and deliver or cause to be executed and delivered, as applicable, any additional agreements or documents necessary or advisable with the advice of legal counsel to convey full ownership of the Shares to Buyer.

7.2 Tax Matters.

(a) Subject to Section 7.2(c), the Stockholders shall be responsible for the preparation and filing of all Tax Returns for the Company and its Subsidiaries required to be filed for periods ending immediately before the Closing Date. Such Tax Returns shall be prepared in accordance with Applicable Law and consistent with past practices (except to the extent inconsistent with Applicable Law). The Stockholders shall permit Buyer and Parent to review and comment on each such Tax Return during a reasonable period prior to filing and shall revise such Tax Returns pursuant to Buyer and Parent’s reasonable comments. Subject to Section 7.2(c), Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company and its Subsidiaries required to be filed in respect of periods ending after the Closing Date (“Post-Closing Tax Periods”). Buyer shall permit the Representatives to review and comment on each such Tax Return applicable to the Post-Closing Tax Periods or the Straddle Period during a reasonable period prior to filing and shall revise such Tax Returns pursuant to the Representatives’ reasonable comments.

(b) Notwithstanding anything to the contrary in this Agreement, the Stockholders shall be solely responsible for and shall timely pay (i) any and all Taxes imposed on the Company or any of its Subsidiaries for any taxable period or portion thereof ending on or prior to the Closing Date (the “Pre-Closing Tax Period”), any Taxes resulting from the transactions contemplated by this Agreement or the other Transaction Documents, (collectively, the “Pre-Closing Taxes”), the whole if in excess of Taxes accrued for on the Closing Balance Sheet as well as (ii) any Taxes of the Stockholders. For the avoidance of doubt, Pre-Closing Taxes shall include any (i) Taxes arising from the transfer of the Laval Property from the Company to Newco, (ii) repayment of any amount of Income Tax Adjustment or R&D Credits paid to the Stockholders pursuant to Section 2.2(b)(iii) or (iv) or (iii) employment or payroll Taxes with respect to any bonuses, cash out of options or other compensatory payments in connection with the transactions contemplated by this Agreement. To the extent that the party responsible pursuant to this Agreement for filing a Return (the “Filing Party”) is required to remit any Taxes that the other party is responsible pursuant to this Agreement to pay (the “Paying Party”), the Paying Party shall pay to the Filing Party any such Taxes within 10 days after receipt of reasonably satisfactory evidence of the amount of such Taxes. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the real, personal and intangible property Taxes (“Property Taxes”) imposed upon the Company or any of its Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company or any of its Subsidiaries allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided that, subject to Applicable Laws, all exemptions, allowances or deductions for such Straddle Period that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.

(c) Buyer and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Company, its Subsidiaries or their respective operations, and any audit, litigation or other proceeding with respect to Taxes of or attributable to the Company, its Subsidiaries or their respective operations. Such cooperation shall include Buyer’s retention and provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Buyer and the Stockholders shall work together in good faith in the preparation of all Tax Returns. In the event of a dispute in the preparation of any Tax Return (including any Tax Return giving rise to an Income Tax Adjustment or R&D Credit) such dispute shall be referred to a mutually acceptable third party accounting firm for resolution using the procedures set forth in Section 2.6(b).

7.3 R&D Credits and Income Tax Adjustment.

(a) Each of the Buyer and the Company agrees that any and all amounts of R&D Credits which are received by the Company, or used by the Company to offset or reduce its Taxes, shall be paid in full to the Stockholders in accordance with their Pro Rata Portion, within five (5) Business days of the receipt of any such amount by the Company (or the filing of the Tax Return showing the use of R&D Credits to offset or reduce Taxes, as applicable), net of any documented costs and related fees that would not have otherwise been incurred by the Company. The Parties agree to work together in good faith to minimize such costs and related fees and Buyer shall request pre-approval from the Representatives for significant internal fees or costs. Buyer shall have the right to set off any amounts payable pursuant to this Section 7.3(a) against any amounts owing from the Stockholders to Buyer on account of Pre-Closing Taxes. The determination of the amounts so received, used and payable shall be made in accordance with, and subject to, the methodology set forth in Schedule 7.3, provided that in each case, the Company (or any relevant subsidiary where applicable) shall use any R&D Tax Credit ultimately allowed by the applicable tax authority in the earliest year permissible under the applicable tax statute. The Company agrees to use the R&D Credits in the order of their claim as indicated on Schedule 31 of the Company’s Tax Return, the oldest being claimed first.

(b) Each of the Buyer and the Company agrees that any and all amounts of Income Tax Adjustment which are received by the Company, or used by the Company to offset or reduce its Taxes, shall be paid in full to the Stockholders in accordance with their Pro Rata Portion, the whole within five (5) Business Days of the receipt of such amounts by the Company (or the filing of the Tax Return showing the use of Income Tax Adjustment to offset or reduce Taxes, as applicable), net of any documented costs and related fees that would not have otherwise been incurred by the Company. The Parties agree to work together in good faith to minimize such costs and related fees and Buyer shall request pre-approval from the Representatives for significant internal fees or costs. Buyer shall have the right to set off any amounts payable pursuant to this Section 7.3(b) against any amounts owing from the Stockholders to Buyer on account of Pre-Closing Taxes. The determination of the amounts so received, used and payable shall be made in accordance with, and subject to, the methodology set forth in Schedule 7.3, provided that in each case, the Company (or any relevant subsidiary where applicable) shall use any deduction, loss, tax credit or other favorable Tax attribute arising from an Income Tax Adjustment ultimately allowed by the applicable tax authority in the earliest year permissible under the applicable tax statute.

(c) Any amount payable to the Stockholders pursuant to Section 7.3(a) or 7.3(a) shall be paid to Heenan Blaikie in trust, at the wire coordinates indicated at Section 2.7(d) of the Disclosure Schedule, the whole for distribution among the Stockholders. The Representatives shall have access to all relevant files and documents of the Company, the Subsidiaries, and their auditors, in order to assess the application of Sections 7.3(a) and 7.3(a) above. In addition, provided there results no negative Tax consequences for the Company on a going forward basis, the Company shall use reasonable efforts to prepare and file its Tax Return in such a way that accelerates the collection and/or use of the R&D Credits and Income Tax Adjustment. For such purposes, the Company shall provide the Representatives with its draft Tax Returns at least twenty (20) days before the deadline for their filing and shall revise such Tax Returns pursuant to the Representatives’ reasonable comments, to the extent any such comments are not to the Company’s detriment.

(d) The Company shall keep the Stockholders informed of any notice, document or other communication received from Governmental Authorities regarding or affecting the Pre-Closing Taxes, the R&D Credits and/or the Income Tax Adjustment. Copy of any such notice, documents must be provided to the Representatives within twenty (20) days of its receipt by the Company. Should the R&D Credits and/or Income Tax Adjustment be challenged in any way by the Governmental Authorities, or their payment or use by the Company be suspended or otherwise affected by measures or positions taken by the Governmental Authorities, the Stockholders shall have the right (in the Representatives’ sole discretion) to lead the contestation process with the Governmental Authorities, at the Stockholders’ costs and expenses; provided, however, that in order to exercise such right, the Representatives must acknowledge in writing to Buyer and the Company that any Loss attributable to such contest shall be the sole responsibility of the Stockholders. The Company shall cooperate with the Representatives in any such process and make available to the Representatives, at the Representatives’ expense, all witnesses, pertinent records, materials and information in the Company’s possession or under the Company’s control relating thereto as is reasonably required by the Representatives.

7.4 Time Limitation. The obligations set forth in Sections 7.2 and 7.3 (and any claim for breach thereof) shall terminate at the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), and shall not be subject to any of the limitations on indemnification set forth in Section 8.3 hereof. To the extent of any conflict between the provisions of Sections 7.2 and 7.3, and any other provision of this Agreement, the provisions of Sections 7.2 and 7.3 shall govern.

7.5 Release by Stockholders. As a material inducement to Buyer’s willingness to enter into and perform this Agreement for the consideration to be paid or provided to the Stockholders, each Stockholder, on behalf of such Stockholder and such Stockholder’s affiliates (each a “Releasing Party”) hereby irrevocably and unconditionally releases and forever discharges, the Company, the Subsidiary and their respective successors and assigns (the “Released Parties”) from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever (“Released Claims”), whether known or unknown and whether at law or in equity, which such Stockholder or any of its affiliates now has, have ever had or may hereafter have against the respective Released Parties arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including without limitation any Released Claims relating to or arising out of such Stockholder’s ownership of Shares, and any Released Claims such Releasing Party may now or hereafter otherwise have arising from any rights to indemnification and/or advancement of expenses under the Company’s organizational documents or agreements now or hereafter in effect. Furthermore, each of Rudolf Melik, Rafat Hilal, Ara Israilian, Ludwig Melik and Edwin Badalian (and for clarification, none of the other Stockholders) agrees to irrevocably waive any rights to severance, including without limitation, any right to severance contained in such Stockholders’ offer letter or employment agreement or otherwise granted by the Company’s board of directors. Notwithstanding the foregoing, nothing contained in this Section 7.5 shall operate to release any obligations of the Company, or obligate the Releasing Parties to refrain from making claims or commencing any proceedings arising under, or in connection with, this Agreement or any other Related Agreement. Furthermore, nothing contained in this Section 7.5 shall operate to release or terminate any obligations for employee compensation for the current pay period or employee benefits under any Plans of the Company. Each Stockholder shall cause such Stockholder’s affiliates to comply with the terms of this Section 7.5 and the release contemplated hereby.

7.6 Non-Competition Agreements. The Non-Competition Agreements mentioned at Section 6.3(g) shall be executed and delivered by the Stockholders identified at such Section as part of the transaction contemplated hereby. No specific monetary consideration (as part of the Purchase Price or otherwise), other than the actual closing of the purchase and sale of Shares owned by such Stockholders pursuant to this Agreement, shall be paid to the Stockholders in consideration of the execution and delivery of the Non-Competition Agreements.

ARTICLE VIII

SURVIVAL, INDEMNIFICATION, AND ESCROW

8.1 Survival. The representations, warranties and obligations of the Company and the Stockholders contained in this Agreement (including the representations and warranties included at Article III and IV) shall survive for twelve (12) months following the Closing Date (such date, the “Survival Date”); provided, however, that in the event of fraud or intentional misrepresentation, such representations, warranties, covenants, agreements and obligations shall survive indefinitely with respect to such fraud or intentional misrepresentation and provided further, that any claim that is properly asserted in writing prior to the expiration of the applicable survival period as provided in this Section 8.1 shall survive until such claim is finally resolved and satisfied and provided further that the representation and warranty of the Company in Section 4.16(b)(xviii) shall survive indefinitely and shall not expire.

8.2 Indemnification. From and after the Closing, and subject to the provisions of Section 8.1 hereof, each of the Company and the Stockholders (the “Indemnifying Parties”) agree, on a several basis, to indemnify and hold harmless Buyer and its officers, directors, affiliates, employees, agents and representatives (the “Indemnified Parties”) against all claims, losses, Taxes, liabilities, damages, costs, interest, awards, judgments, penalties and third party expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, as a result of (i) any breach or inaccuracy of a representation or warranty of such Indemnifying Party contained in this Agreement (provided that, in the event of any such breach or inaccuracy, solely for purposes of determining the amount of any Loss and not to determine whether a Loss has occurred, no effect will be given to any qualification as to “materiality,” a “Material Adverse Effect” or “Knowledge” contained therein), (ii) any failure by such Indemnifying Party to perform or comply with any covenant, obligation or agreement applicable to it contained in this Agreement, (iii) any fraud or intentional misrepresentation, (iv) any breach of any representation, warranty, covenant, agreement or obligation of such Indemnifying Party contained in this Agreement, (v) any Transaction Expenses not otherwise set forth in detail on the Statement of Expenses, (vi) any and all Pre-Closing Taxes imposed on the Company and (vii) the Reorganization (subject to Sections 3.6, 3.7 and 8.5(a) with respect to the Amalgamation). The Stockholders shall not have the right to require that the Company or the Buyer contribute to any indemnification owed by the Stockholders hereunder, provided that in all cases, the Company and the Buyer must take reasonable steps to mitigate their damages.

8.3 Maximum Payments; Limitations.

(a) Notwithstanding any provision to the contrary, the aggregate maximum indemnification obligation of the Company and the Stockholders pursuant to this Agreement shall not exceed:

(i) a maximum amount of CDN$10,000,000 with respect to any and all Losses resulting from breaches to the representations and warranties set forth in Section 4.18 regarding Intellectual Property;

(ii) the Escrow Amount, with respect to any and all Losses resulting from breaches to the representations and warranties set forth in Article IV (except for Section 4.18);

(iii) the amount of the Purchase Price, with respect to any and all breaches to the representations and warranties set forth in Article III;

the whole provided that (A) for Losses resulting from fraud or intentional misrepresentation or intentional breach of the representations and warranties in Article III and Article IV, the maximum indemnification obligation shall not be limited and (B) subject to preceding item (A), the aggregate liability of the Stockholders hereunder shall under no circumstance exceed the amount of the Purchase Price (when adding up all the indemnities paid to the Buyer pursuant to various breaches of representations and warranties after having taken into account the limitations set forth above).

(b) Notwithstanding any provision to the contrary, the obligations of the Company and Stockholders hereunder are several and the maximum liability of each Stockholder pursuant to this Agreement shall correspond to his Pro Rata Portion of the overall liability of the Stockholders indemnity to be paid to Buyer after having taken into account the limitations set forth in this Article; provided, however, that (i) the obligations of Rudolf Melik, 8032351 Canada Inc. and the Rudolf Melik Family Trust are joint and several between them, (ii) the obligations of Ludwig Melik, 8032394 Canada Inc. and the Ludwig Melik Family Trust are joint and several between them, (iii) the obligations of Aramazd Israilian, 8032378 Canada Inc. and the Aramazd Israilian Family Trust are joint and several between them, (iv) the obligations of Edwin Badalian, 8032386 Canada Inc. and the Edwin Badalian Family Trust are joint and several between them, and the obligations of Rafat Hilal, 8032360 Canada Inc.and the Rafat Hilal Family Trust are joint and several between them.

(c) The Indemnifying Parties shall have no obligation to indemnify any of the Indemnified Parties against any Losses due to the breach or inaccuracy of a representation or warranty of the Company or the Stockholders contained in this Agreement, other than Losses resulting from fraud or intentional misrepresentation or breach, unless and until the aggregate amount of all such Losses suffered or incurred by the Indemnified Parties exceeds CDN$100,000 (the “Basket Amount”), in which event such Indemnified Parties shall be entitled to full indemnification for all such Losses, subject to the limitation in Sections 8.3(a) and 8.3(b). The parties agree however that at all times (a) the Buyer shall give written notice to the Representatives of any claim (whatever the amount) which may be considered for the Basket and (b) the Stockholders shall have the right, in their sole discretion, to pay the amount of such claim to the Buyer (in which case, it shall be disregarded in determining whether the Basket is exceeded).

(d) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party conducted due diligence. Buyer and Parent acknowledge that Jack McDonald does not have actual knowledge of any inaccuracy or breach to the Stockholders’ representations and warranties in Article III and Article IV for which Buyer or Parent intends to pursue a claim for a Loss following the Closing. The Stockholders shall not be liable for any breach, event, or circumstances disclosed in the Disclosure Schedule unless it is expressly set forth therein that the Stockholders are liable therefor.

(e) Buyer hereby agrees and acknowledges that any recourse to which it may be entitled from all of the Stockholders pursuant to Article IV this Agreement must be exercised against all Stockholders in proportion to their Pro Rata Portion.

(f) The rights of Buyer pursuant to this Article VIII shall constitute Buyer’s sole and exclusive recourse in connection with this Agreement.

8.4 Escrow.

(a) In order to satisfy and to establish a procedure for the satisfaction of claims by Buyer or its related Indemnified Parties for indemnification, Buyer, the Representative, and JPMorgan Chase Bank, National Association, Toronto Branch as escrow agent (the “Escrow Agent”) shall enter into an agreement, attached hereto as Exhibit G (the “Escrow Agreement”), on the Closing Date, pursuant to which Buyer shall withhold the Escrow Amount from the Purchase Price and deposit the Escrow Amount into a fund to be managed by the Escrow Agent and to be used to satisfy the Company’s and the Stockholders indemnification obligations, if any, any set forth in this Article VIII (the “Escrow Fund”). Each Stockholder’s Pro Rata Portion of the Escrow Amount shall be set forth on the Certified Capitalization Table, and the aggregate Purchase Price received by each such Stockholder shall be reduced by such amount.

(b) The Escrow Fund shall be retained as of the Closing Date and distributed within ten days after the Survival Date (or if such date is not a Business Day, the first Business Day immediately following such date), (such period referred to herein as the “Escrow Period”), the Escrow Agent shall pay to each Stockholder its Pro Rata Portion of the Escrow Amount as set forth on the Certified Capitalization Table, minus (i) all amounts theretofore validly distributed out of the Escrow Fund to the Indemnified Parties pursuant to Section 8.5 hereof, minus (ii) the amount of any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Representative prior to termination of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved (the “Escrow Disbursement”); provided, however, that to the extent it is subsequently determined in accordance with Article VIII that the Buyer is not entitled to retain any amounts subtracted pursuant to clause (ii) of this sentence or otherwise determined by a competent court or arbitrator that the Buyer is not entitled to retain any other amounts subtracted pursuant to this Section, the Escrow Agent shall promptly pay such amounts to the Stockholders in accordance with their Pro Rata Portions. As soon as any such claims have been resolved (such resolution to be evidenced by the written agreement of the Indemnified Parties and the Indemnifying Parties or the written decision of the arbitrators as described below), and within five (5) Business Days thereafter, the Escrow Agent shall deliver to the Stockholders, according to their respective Pro Rata Portions, the remaining portion of the Escrow Fund not required to satisfy any remaining claims. Interests accrued on the principal shall be paid and allocated entirely to Novacap. In the event of a conflict between the provisions of this Article VIII and the provisions of the Escrow Agreement, the provisions of the Escrow Agreement shall prevail.

8.5 Claims for Indemnification.

(a) Satisfaction of Indemnification Obligations. Any Losses resulting from a breach of a representation or warranty contained in Article III or a breach of an individual covenant (to the extent it is readily apparent such covenant relates solely to such individual) included in this Agreement shall be recoverable only from the Indemnifying Party responsible for such breach, while any Losses resulting from a breach of representation or warranty contained in Article IV shall be recoverable from the Indemnifying Parties on a several basis and subject in all cases to the limitations included in this Article VIII (provided however that any Losses which result from a breach to a representation or warranty of Article IV but is clearly results from or is clearly due to RudolfCo or LudwigCo shall only be indemnifiable by Rudolf Melik and Rudolf Melik Family Trust (as to RudolfCo) and by Ludwig Melik and Ludwig Melik Family Trust (as to LudwigCo).

(b) Procedure.

(i) For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Buyer: (A) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(ii) At the time of delivery of any Officer’s Certificate to the Representatives, and for a period of thirty (30) days after such delivery, no reduction shall be made to the Escrow Fund pursuant to this Section 8.5 unless the Representatives shall have provided written authorization to the Escrow Agent to make such reduction. After the expiration of such thirty (30) day period, the Escrow Agent shall be entitled to release from the Escrow Fund and pay to Buyer an aggregate value not to exceed the amount of the Losses set forth in the Officer’s Certificate in accordance with this Section 8.5, provided that no such reduction may be made if the Representatives shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(iii) In case the Representatives shall object in writing to any claim or claims made in any Officer’s Certificate within thirty (30) days after delivery of such Officer’s Certificate, the Representatives and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representatives and Buyer should so agree, a memorandum setting forth any agreement reached by the parties with respect to such claim shall be prepared and signed by both parties, and the Escrow Agent shall be entitled to release and distribute funds from the Escrow Fund in accordance with the terms of such memorandum.

(iv) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, the dispute shall be definitively settled under the auspices of The Canadian Commercial Arbitration Centre, by means of arbitration and to the exclusion of courts of law, in accordance with its General Commercial Arbitration Rules in force at the time this Agreement is signed and to which the parties declare they have adhered. In the event that, within thirty (30) days after submission of any dispute to arbitration, Buyer and the Representatives cannot mutually agree on one arbitrator, then the parties agree that the arbitration will be conducted by one arbitrator selected by The Canadian Commercial Arbitration Centre.

(v) Any such arbitration shall be held in Montreal, Canada and conducted in the English language. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator, and the Escrow Agent shall be entitled to release funds from the Escrow Fund in accordance with such decision of the arbitrator.

(vi) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, subject to Section 8.10. The foregoing arbitration provision shall apply to any dispute between the Stockholders on the one hand, and any Indemnified Party, on the other hand, under this Article VIII hereof.

(vii) In the event an Indemnified Party becomes aware of a third-party claim which such Indemnified Party believes may result in a demand against the Company, Buyer shall notify the Representatives of such claim within 30 days of Buyer becoming aware of the claim, the whole by way of written notice to the Representatives with reasonable details on the claim and Indemnified Party’s position (together with a complete copy of all documents relating to the claim) (the “Claim Notice”). If Buyer fails to provide such Claim Notice within the said 30-day period and the third-party claim is materially prejudiced thereby, the Indemnifying Parties shall be released of their obligation to indemnify the Indemnified Party in connection with such claim. The Representatives shall be entitled, at the Stockholders’ expense, to lead or participate (in the Representative’s sole discretion) in any defense of a claim. If the Representatives choose to lead the defense, the Indemnifying Parties shall assume any and all of the Representatives’ legal fees, costs and expenses. In the event the Representatives exercise the right to lead or participate on behalf of the Indemnifying Parties in any such defense against any such claim as provided above, the Indemnified Parties shall cooperate with the Representatives in such defense and make available to the Representatives, at the Representatives’ expense, all witnesses, pertinent records, materials and information in the Indemnified Parties’ possession or under the Indemnified Parties’ control relating thereto as is reasonably required by the Representatives. Similarly, in the event the Indemnified Parties are, directly or indirectly, conducting the defense against any such claim, the Representatives shall cooperate with the Indemnified Parties in such defense and make available to the Indemnified Parties, at the Indemnifying Parties’ expense, all such witnesses, records, materials and information in the Indemnifying Parties’ possession or under the Indemnifying Parties’ control relating thereto as is reasonably required by the Indemnified Parties. An Indemnified Party may not settle any such claim without the prior written consent of the Representatives (such consent not to be unreasonably withheld). In the event that the Representatives have consented to any such settlement, the Representatives shall have no power or authority to object to the amount of any claim by such Indemnified Party against the Company for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Representatives.

(viii) Buyer shall cooperate and cause the Company and the Subsidiary to cooperate and give access to the Stockholders to all documents, books, records and information in order to allow a reasonable assessment of the basis of a claim pursuant to this Article VIII within the delays herein set forth, except to the extent such information could result in a breach of the attorney-client privilege or other confidentiality obligations.

(ix) Buyer shall have the full benefit of any insurance proceed or Taxes recoverable in respect of any Loss.

8.6 Stockholder Representatives.

(a) Each Stockholder (other than Novacap II, L.P.) irrevocably appoints and authorizes Aramazd Israilian (the “Founders Representative”) as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its or his behalf and to exercise such powers under this Agreement. Without limiting the generality of the foregoing, the Founders Representative, acting without further consent of any other Stockholder, is hereby authorized by each of the Stockholders (other than Novacap II, L.P.) to (i) take any and all actions under this Agreement on behalf of the Stockholders (other than Novacap II, L.P.) without any further consent or approval from any other Person, including for all purposes in relation to the Closing Balance Sheet and Purchase Price Adjustment (ii) supervise, defend, coordinate and negotiate claims for indemnification on behalf of the Stockholders (other than Novacap II, L.P.) under Article VIII (including settlements thereof), (iii) effect payments to Stockholders (other than Novacap II, L.P.) hereunder, (iv) to authorize delivery to the Indemnified Parties of cash from the Escrow Fund in satisfaction of claims by Buyer Indemnified Parties or object to such delivery, (v) receive or give notices hereunder, (vi) demand arbitration, (vii) receive or make payment hereunder, (viii) execute waivers or amendments hereof or hereto, and/or (ix) execute and deliver documents, releases and/or receipts hereunder.

(b) Novacap shall represent itself for all purposes in connection with this Agreement. Novacap shall identify a representative to Buyer prior to Closing, which Novacap may update in writing from time to time, and Buyer may rely on the authority of such representative until notified in writing by Novacap to the contrary. The representative of Novacap II, L.P. (as identified from time to time) and the Founders Representative are collectively referred to as, the “Representatives”.

(c) Buyer shall be entitled to deal exclusively with the Representatives on behalf of the Stockholders with respect to all matters relating to this Agreement. A decision, act, consent or instruction of the Representatives shall constitute a decision of all the Stockholders and shall be final, binding and conclusive upon each of such Stockholders and Buyer may rely upon any such decision, act, consent or instruction of the Representatives as being the decision, act, consent or instruction of each every such Stockholder. The Buyer is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representatives.

(d) The Founders Representative may resign as Founders Representative at any time with or without cause by giving thirty (30) days prior written notice to the holders of interest of the Escrow Fund and Buyer, such resignation to be effective no sooner than thirty (30) days following the date such notice is given. Such agency may be changed (or a successor appointed in the event of the death, disability or resignation of the Founders Representative) by the holders of a majority in interest of the Escrow Fund from time to time upon not less than thirty (30) days’ prior written notice to Buyer; provided that the Founders Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. In the event of the death, disability, resignation or removal of the Founders Representative, a successor or replacement Founders Representative shall be appointed no later than ten (10) days following the last date of service of the Founders Representative that is being replaced. In the event that a successor Founders Representative is not appointed within such ten (10) day period, the Buyer and other parties shall be entitled to rely on any action of the holders of a majority in interest of the Escrow Fund as the action of all of the holders in interest of the Escrow Fund and such majority in interest of holders shall have all of the rights and duties of the Founders Representative hereunder. No bond shall be required of the Founders Representative. Notices or communications to or from the Founders Representative shall constitute notice to or from each of the Stockholders and the holders of Company Stock Rights.

(e) The Representatives shall not be liable for any act done or omitted hereunder as Representatives while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Fund was retained shall indemnify the Representatives on a several basis and hold the Representatives harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representatives and arising out of or in connection with the acceptance or administration of the Representatives’ duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representatives.

ARTICLE IX

GUARANTEE

9.1 Parent Guarantee. Following the Closing, the Parent shall cause the Buyer and the Company to pay and/or perform all of its covenants, indemnities and other post-Closing obligations under this Agreement and shall be liable jointly and severally with the Buyer and the Company for the failure of the Buyer and the Company to discharge any of its post-Closing obligations arising out of this Agreement and for the accuracy and/or fulfillment of all of the representations, warranties, covenants, indemnities and other obligations of the Buyer under this Agreement or arising in connection with the transactions contemplated by this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1 Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed by all Parties hereto.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Buyer, to:

Silverback Enterprise Group, Inc.

Frost Tower, 29th Floor

401 Congress Avenue

Austin, Texas 78701

Attn: Jack McDonald

Facsimile No.: (512) 721-1218

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, Texas 78746-5546

Attn: Brian K. Beard

Facsimile No.: (512) 338-5499

(b)	if to the Company, to:

Tenrox Inc.

600 Boulevard Armand-Frappier

Laval, Quebec, Canada

H7V 4B4

Attn:

Facsimile No.: (450) 688-7862

(c)	if to the Stockholders (other than Novacap II, L.P.), to:

Aramazd Israilian

600 Boulevard Armand-Frappier

Laval, Quebec, Canada

H7V 4B4

Attn:

Facsimile No.: (450) 688-7862

(d)	if to Novacap II, L.P.

375 Roland-Therrien Blvd.

Suite 210

Longueuil, Québec

J4H 4A6

Attn : Bruno Duguay,

Vice-president, Legal Affairs & Alain Bélanger, General Partner

Fax: (450) 651-7585

(e)	provided that a copy of any notice to the Company or the Stockholders (including Novacap II, L.P.) must be sent to :

Heenan Blaikie LLP

1250 rené-Lévesque West

Suite 2500

Montreal, Quebec, Canada

H3B 4Y1

Attn: Carl Bélanger

Facsimile No.: (514) 921-1212

10.3 Confidentiality. Except as provided by Section 10.8, each of the Parties hereto hereby agree to keep the content of this Agreement and all related documents confidential, subject to any disclosure necessary for Tax purposes or required by Applicable Law. Each of the Stockholders further agrees to keep confidential any information that relates to the Company’s business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information, except to the extent such information becomes publicly known through no wrongful act or omission of such Stockholder or of others who were under confidentiality obligations as to the item or items involved.

10.4 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts or copies thereof have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.6 Entire Agreement; Assignment. This Agreement, the Exhibits and Schedules hereto, the Related Agreements, the Nondisclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including the Term Sheet; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its affiliates as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder.

10.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Public Disclosure. No public release, public announcement or any other public disclosure concerning any of the transactions contemplated hereby shall be made or issued unless pre-approved by the Parent, such approval not to be unreasonably withheld. If, after the Closing, any Party shall desire to issue any such public statement or communication, such issuing party shall first deliver such statement or communication to the Parent (if the Stockholders are the issuing party) or the Representatives (if Parent or Buyer is the issuing party) to give them a reasonable opportunity to review and comment upon such statement or communication, and each Party agrees that any such comment shall be considered in good faith. Notwithstanding the foregoing, the Parties agree that, after the public announcement of the transactions contemplated by this Agreement by Parent or Buyer, Novacap II, L.P. may publicly announce the transactions contemplated by the Agreement on its website and in communications to its investors, provided that Novacap II, L.P. gives Parent a reasonable opportunity to review and comment upon such statement or communication and agrees that any such comment shall be considered in good faith. Following the Closing, each of the Parties agrees not to disparage any other Party.

10.9 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 8.5 hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the Province of Ontario (Toronto).

10.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.12 Currency. In this Agreement, unless specified otherwise, references to dollar amounts or “$” are to Canadian dollars.

10.13 Language Clause. The parties hereby confirm their express wish that this Agreement and all documents, agreements or notices directly or indirectly related hereto be drawn up in the English language. Les parties reconnaissent leur volonté expresse que le présent contrat ainsi que tous les documents, conventions ou avis s’y rattachant directement ou indirectement soient rédigés en langue anglaise.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be signed, all as of the date first written above.

“Parent”

SILVERBACK ENTERPRISE GROUP, INC.

By:	/s/ JOHN T. MCDONALD
Name: John T. McDonald
Title: Chief Executive Officer

“Buyer”

SILVERBACK TWO CANADA MERGER CORPORATION

By:	/s/ JOHN T. MCDONALD
Name: John T. McDonald
Title: President

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be signed, all as of the date first written above.

“Company”

TENROX INC.

By:	/s/ RUDOLF MELIK
Name: Rudolf Melik
Title: President

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be signed, all as of the date first written above.

“Stockholders”

NOVACAP II, L.P., acting through its general partner, NOVACAP PARTENAIRES SEC, itself acting through its general partner, NOVACAP MANAGEMENT INC.

By:	/s/ ALAIN BELANGER
Name: Alain Belanger
Title:

By:	/s/ PASCAL TREMBLAY
Name: Pascal Tremblay
Title:

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be signed, all as of the date first written above.

“Stockholders”

/s/ RUDOLF MELIK
RUDOLF MELIK

/s/ RUDOLF MELIK
RUDOLF MELIK, ès qualities of trustee of the RUDOLF MELIK FAMILY TRUST acting on behalf of the trustees of the Rudolf Melik Family Trust

/s/ ARAMAZD ISRAILIAN
ARAMAZD ISRAILIAN

/s/ ARAMAZD ISRAILIAN
ARAMAZD ISRAILIAN, ès qualities of trustee of the ARAMAZD ISRAILIAN FAMILY TRUST acting on behalf of the trustees of the Aramazd Israilian Family Trust

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be signed, all as of the date first written above.

“Stockholders”

/s/ LUDWIG MELIK
LUDWIG MELIK

/s/ LUDWIG MELIK
LUDWIG MELIK, ès qualities of trustee of the LUDWIG MELIK FAMILY TRUST acting on behalf of the trustees of the Ludwig Melik Family Trust

/s/ NOUCHIG SARAFIAN
NOUCHIG SARAFIAN

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be signed, all as of the date first written above.

“Stockholders”

/s/ KOHAR TERZIAN
KOHAR TERZIAN

/s/ EDWIN BADALIAN
EDWIN BADALIAN

/s/ EDWIN BADALIAN
EDWIN BADALIAN, ès qualities of trustee of the EDWIN BADALIAN FAMILY TRUST acting on behalf of the trustees of the Edwin Badalian Family Trust

/s/ EDNA BADALIAN
EDNA BADALIAN

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be signed, all as of the date first written above.

“Stockholders”

/s/ RAFAT HILAL
RAFAT HILAL

/s/ RAFAT HILAL
RAFAT HILAL, ès qualities of trustee of the RAFAT HILAL FAMILY TRUST acting on behalf of the trustees of the Rafat Hilal Family Trust

/s/ ZAVEN LALEYAN
ZAVEN LALEYAN

/s/ MOUNIR HILAL
MOUNIR HILAL

/s/ KNAR NAJARIAN
KNAR NAJARIAN

/s/ HARMIG AMENDJIAN
HARMIG AMENDJIAN

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT